                                 SCHEDULE 14A
                                (RULE 14a-101)

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                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

   [_] Preliminary Proxy Statement           [_] Confidential, For Use Of The
                                                 Commission Only (As Permitted
   [X] Definitive Proxy Statement                by Rule 14a-6(e)(2))

   [_] Definitive Additional Materials

   [_] Soliciting Material under Rule 14a-12

                          HANOVER COMPRESSOR COMPANY
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

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  (2)  Aggregate number of securities to which transaction applies:

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  (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4)  Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

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  (2)  Form, Schedule or Registration Statement No.:

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  (3)  Filing Party:

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  (4)  Date Filed:

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

[LOGO]
     HANOVER
COMPRESSOR COMPANY

                          HANOVER COMPRESSOR COMPANY
                          12001 NORTH HOUSTON ROSSLYN
                             HOUSTON, TEXAS 77086

                 NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2003

To the Stockholders of Hanover Compressor Company:

   Notice is hereby given that the 2003 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation (the "Company"), will be held at 9:00 a.m. local time on Thursday, May 15, 2003, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, for the following purposes:

   (1) to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

   (2) to ratify the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2003;

   (3) to approve the Hanover Compressor Company 2003 Stock Incentive Plan; and

   (4) to transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on April 4, 2003, as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting (a) at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on the day of the 2003 Annual Meeting of Stockholders and (b) for at least 10 days prior to the meeting at the principal executive offices of the Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

                                          By Order of the Board of Directors,
                                          /s/ Victor E. Grijalva
                                          Victor E. Grijalva
                                          Chairman of the Board

Houston, Texas
April 15, 2003

                            YOUR VOTE IS IMPORTANT

   THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE OR USE THE ELECTRONIC VOTING ALTERNATIVES INDICATED ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

                          HANOVER COMPRESSOR COMPANY
                          12001 NORTH HOUSTON ROSSLYN
                             HOUSTON, TEXAS 77086

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 2003

                                 INTRODUCTION

   This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Hanover Compressor Company, a Delaware corporation ("Hanover" or the "Company"), for use at the 2003 Annual Meeting of Stockholders of the Company. The meeting will be held for the purposes set forth in the accompanying Notice of 2003 Annual Meeting of Stockholders. The meeting will commence at 9:00 a.m. local time on Thursday, May 15, 2003, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any postponement(s) or adjournment(s) thereof (the "2003 Stockholders' Meeting"). The Company's principal executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086, and its telephone number is (281) 447-8787. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about April 15, 2003.

                                  THE MEETING

VOTING AT THE MEETING

   Stockholders with shares registered in their names with Mellon Investor Services LLC, the Company's transfer agent and registrar ("stockholders of record" or "record holders") at the close of business on April 4, 2003, are entitled to notice of and to vote at the 2003 Stockholders' Meeting. At the close of business on such date, there were 80,589,713 shares of common stock, $.001 par value per share, of the Company (the "Common Stock") issued and outstanding held by 728 stockholders of record. Each share of the Common Stock issued and outstanding on April 4, 2003, entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the 2003 Stockholders' Meeting.

   Quorum and Required Votes. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock will constitute a quorum for the 2003 Stockholders' Meeting.

   The affirmative vote of the holders of a plurality of the Common Stock present in person or by proxy and entitled to vote at the 2003 Stockholders' Meeting at which a quorum is present is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the Common Stock represented at the 2003 Stockholders' Meeting at which a quorum is present is required for the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2003 (Proposal 2) and for the approval of the Hanover Compressor Company 2003 Stock Incentive Plan (Proposal 3); provided that the total votes cast on Proposal 3 must represent over 50 percent of all voting stock entitled to vote on the proposal.

   Abstentions, Broker Non-votes, and Withheld Authority. Abstentions will be included in determining the number of shares of the Common Stock present at the 2003 Stockholders' Meeting for the purpose of determining the presence of a quorum. Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal other than the election of directors.

   Also, broker non-votes will be included in determining the number of shares of the Common Stock present at the 2003 Stockholders' Meeting for purposes of determining the presence of a quorum. (A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.) Under the rules of the New York Stock Exchange ("NYSE") in effect at the time this Proxy Statement was printed, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on all three of the proposals being submitted for stockholder approval at the 2003 Stockholders' Meeting if the broker does not receive instructions from you. The NYSE has proposed changes to its rules regarding brokers' discretionary voting authority, which may limit your brokers' ability to vote on the Hanover Compressor Company 2003 Stock Incentive Plan (Proposal 3) unless you provide your broker with voting instructions. If these proposed changes to the NYSE rules become effective prior to the 2003 Stockholders' Meeting, your broker would not be able to vote your shares on the approval of the Hanover Compressor Company 2003 Stock Incentive Plan (Proposal 3) without receiving instructions from you.

   Where a stockholder withholds authority from his proxy to vote on a particular matter, the proxy may not vote such shares at the 2003 Stockholders' Meeting. The withholding of a proxy's authority will have no effect on the outcome of (i) the vote on the election of directors (Proposal 1), since directors are elected by a plurality of the votes cast at the meeting; or (ii) the vote on the selection of PricewaterhouseCoopers LLP as the Company's independent accountants (Proposal 2), since the ratification of the selection requires the affirmative vote of a majority of the shares of the Common Stock represented at the meeting. However, approval of the Hanover Compressor Company 2003 Stock Incentive Plan (Proposal 3) requires the affirmative vote of a majority of the shares of the Common Stock represented at the meeting; provided that the total votes cast on the proposal represent at least 50% of all voting stock entitled to vote at the meeting. Therefore, the withholding of a proxy's authority will effect the outcome of the vote on Proposal 3 for the purpose of determining whether the total votes cast on the proposal are over 50% of all voting stock entitled to vote at the meeting.

   Thrift Plan Holdings. Shares of the Common Stock held through The Hanover Companies Retirement and Savings Plan (the "Hanover 401(k) Plan") will be voted by the Plan Trustee, Invesco Retirement, Inc., as directed by the participants in the plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the Plan Trustee and will not be considered present for purposes of establishing a quorum.

PROXIES AND PROXY SOLICITATION

   Proxies. Because many stockholders cannot attend the 2003 Stockholders' Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Voting will be conducted over the Internet, by a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided with this Proxy Statement. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available to you. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:00 p.m. EDT on May 14, 2003.

   You can revoke your proxy at any time before it is exercised in any of three ways: (i) by submitting written notice to the Corporate Secretary of the Company before the 2003 Stockholders' Meeting that you have revoked your proxy;
(ii) by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote); or (iii) by voting in person at the 2003 Stockholders' Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares. The Corporate Secretary may be contacted at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn Road, Houston, Texas 77086, Attention: Corporate Secretary.

   The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

   The method by which you vote will in no way limit your right to vote at the 2003 Stockholders' Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the stockholder of record, to be able to vote in person at the 2003 Stockholders' Meeting.

   All shares of the Common Stock represented by properly executed proxies (including Internet or telephone proxies), and received by the Company prior to the 2003 Stockholders' Meeting, will be voted at the meeting in accordance with the directions made in the proxies. If no directions are made in a proxy, the shares will be voted (i) FOR the election of each nominee for director named below under "NOMINEES FOR ELECTION AS DIRECTORS", (ii) FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants, and (iii) FOR approval of the Hanover Compressor Company 2003 Stock Incentive Plan.

   If any other matters are properly presented for consideration at the 2003 Stockholders' Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, the Company does not anticipate that any other matters would be raised at the 2003 Stockholders' Meeting.

   Proxy Solicitation. The Company will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by employees of the Company, who will not receive additional compensation for any such solicitation. Georgeson Shareholder Communications, Inc. has been retained to assist in the solicitation of proxies at a fee of approximately $7,000, plus reimbursement for out-of-pocket expenses. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of the Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

NOMINEES FOR ELECTION AS DIRECTORS

   Information concerning the position and background of the nominees for election to the Board of Directors is set forth below. Ages are stated as of March 31, 2003.

   I. Jon Brumley, 64, has served as a director of the Company since February 2002. Mr. Brumley is Chairman, Chief Executive Officer and director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served as Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker & Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including having previously served as Chairman of Cross Timbers Oil Company and Southland Royalty Company.

   Ted Collins, Jr., 64, has served as a director of the Company since April 1992. Mr. Collins has been in private investments, primarily energy related, since June 2000. From January 1988 to July 2000, he was President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Company.

   Chad C. Deaton, 50, was elected President, Chief Executive Officer and director in August 2002. From 1976 through 1984, Mr. Deaton served in a variety of positions with the Dowell Division of Dow Chemical Company. Following Schlumberger's acquisition of Dowell in 1984, Mr. Deaton served in management positions with Schlumberger in Europe, Russia and the United States. Mr. Deaton was Executive Vice President of Schlumberger Oilfield Services from 1998 to 1999. From September 1999 to September 2001, Mr Deaton served as a Senior Advisor to Schlumberger Oilfield Services. Mr. Deaton also serves as an officer and director of certain of the Company's subsidiaries.

   Robert R. Furgason, 67, has served as a director of the Company since May 1995. Dr. Furgason has served as the President of Texas A&M University Corpus Christi since 1990. He was Vice Chancellor of Academic

Affairs and Professor of Chemical Engineering at the University of Nebraska from 1984 to 1990 and previously held a series of faculty and administrative positions at various universities. Dr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and he also serves on a number of other accreditation, policy and civic boards.

   Victor E. Grijalva, 64, has served as a director of the Company since February 2002 and Chairman of the Board since March 2002. From August 2 to August 19, 2002, Mr. Grijalva served as interim President and CEO of the Company. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer and, after a number of overseas assignments, served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services Worldwide before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001. Mr. Grijalva is also a director of Transocean, Inc.

   Gordon T. Hall, 44, has served as a director of the Company since March 2002. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-head of the global energy group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to joining First Boston Corporation, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is also a director of Hydril Company and is a director of certain privately held companies.

   Melvyn N. Klein, 61, has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of JAKK Holding Corp., which is a general partner of GKH Partners, L.P., which is the general partner of GKH Investments, L.P. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein is also a director of Anixter International Inc. and certain privately held companies.

   Michael A. O'Connor, 67, was named Chairman Emeritus in March 2002. Mr. O'Connor retired in March 2002 from his position as Chairman of the Board of the Company, having served since January 1992. Prior to joining the Company, Mr. O'Connor was a private investor from January 1987 through December 1991 and served as President of Gas Compressors Inc. from 1965 through 1986.

   Alvin V. Shoemaker, 64, has served as a director of the Company since May 1991. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989, a position he assumed in 1983. Mr. Shoemaker is also a director of Wynn Resorts and certain privately held companies.

INFORMATION REGARDING CORPORATE GOVERNANCE,
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

   The Company's directors are elected at each annual meeting of stockholders to serve until the next annual meeting of the Company and until their respective successors are duly elected and qualified. The Board of Directors has designated an Audit Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Management Development and Compensation Committee to assist in the discharge of the Board's responsibilities. The Executive Committee of the Board was eliminated prior to year-end 2002. Typically, members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms. However, during 2002 changes in Board composition warranted changes in committee membership.

   In December 2002, in an effort to improve governance practices at the Company, the Board completed a review of its committees and approved new committee charters. Following this review, the membership of certain committees was reconstituted. The Board also approved in December 2002, a new code of ethics that is applicable to all employees, as well as governance principles and committee charters to aid in governing the Board and the Board committees.

Audit Committee

   During the first quarter of 2002, the Audit Committee was comprised of Jon Brumley, Ted Collins, Robert Furgason and Alvin Shoemaker. On March 19, 2002, in light of the appointment of new members to the Company's Board, the Audit Committee membership changed and was comprised of Jon Brumley (chairman), Gordon Hall and Alvin Shoemaker, all of whom the Board has determined are independent, as such term is defined in the NYSE listing standards. A Report of the Audit Committee is included in this Proxy Statement at page 22.

   The composition, purpose and responsibilities of the Audit Committee are set forth in the Audit Committee's charter, which is attached to this Proxy Statement as Appendix A. In general, the Audit Committee has been appointed by the Board to help ensure the integrity of the Company's financial statements, the independence, qualifications and performance of the Company's independent accountants, including the approval of audit and permitted non-audit functions performed by the independent accountants, and the effectiveness of the Company's internal audit function.

Finance Committee

   The current members of the Finance Committee are Gordon Hall (Co-Chair), Alvin Shoemaker (Co-Chair), Melvyn Klein, Michael O'Connor, and Rene Huck (who is not standing for re-election). During fiscal year 2002, the Finance Committee was comprised of Alvin Shoemaker (Chairman), Gordon Hall, and William Goldberg (until his resignation in August).

   The composition, purpose and responsibilities of the Finance Committee are set forth in a charter adopted by the Board. In general, the Finance Committee has been charged with responsibility to assist the Board in its oversight of debt and equity offerings, dividend policy, capital management, foreign currency management and other financial matters.

Nominating and Corporate Governance Committee

   The current members of the Nominating and Corporate Governance Committee (the "Governance Committee") are Victor Grijalva (Chairman), Ted Collins and Robert Furgason.

   The composition, purpose and responsibilities of the Governance Committee are set forth in a charter adopted by the Board in December 2002. In general, the Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition and compensation of the Board and its committees, and review and implement the Company's corporate governance guidelines and policies. Any stockholder wishing to recommend a director nominee should submit the recommendation in writing to the Corporate Secretary of the Company for consideration by the Governance Committee, indicating the nominee's qualifications and other relevant biographical information, and providing confirmation of the nominee's willingness to serve as a director.

Management Development and Compensation Committee

   The current members of the Management Development and Compensation Committee (the "Compensation Committee") are Robert Furgason (Chairman), Jon Brumley, Ted Collins and Victor Grijalva. During fiscal year 2002, the Compensation Committee was comprised of Robert Furgason (Chairman), Ted Collins and Gordon Hall (with Mr. Hall serving from March through December). Alvin Shoemaker was a member of the Compensation Committee during the first quarter of 2002 only.

   The composition, purpose and responsibilities of the Compensation Committee are set forth in a charter adopted by the Board. In general, the Compensation Committee has been appointed by the Board to assist in the recruiting, development and retention of executive talent and to oversee the creation and implementation of the Company's compensation philosophy and strategy. A Report of the Compensation Committee is included in this Proxy Statement at page 25.

Attendance at Meetings

   During fiscal year 2002, the Board of Directors took action by unanimous written consent once and met in person an additional thirteen times; the Executive Committee took action by unanimous written consent once; the Audit Committee met in person twelve times; the Compensation Committee took action by unanimous written consent once and met in person an additional five times; the Finance Committee met in person four times. The Governance Committee was reconstituted in December 2002 and did not meet in person or take action by written consent during fiscal year 2002. The directors (as a group) attended 92% of the aggregate number of meetings of the Board and all Board committees on which they served during 2002. All directors individually attended at least 85% of the aggregate number of meetings of the Board and all Board committees on which they served during 2002, except Mr. O'Connor who, due to health reasons, attended 69% of the meetings of the Board.

Compensation Committee Interlocks and Insider Participation

   Ted Collins is a director and member of the Compensation Committee of the Company and owns 100% of Azalea Partners, which in turn owns 13% of Energy Transfer Group, LLC ("ETG"). The Company owns a 10% interest in ETG and ETG owns a 1% interest in Energy Transfer Hanover Ventures, LP ("Energy Ventures"), a subsidiary of the Company. The Company advanced working capital to ETG in 2002 for certain costs incurred by ETG for the performance of services relating to Energy Ventures' power generation business. During the fiscal year ended December 31, 2002, the largest aggregate amount advanced under this arrangement was $400,000. The advances do not bear interest. At December 31, 2002, the Company had $400,000 in advances outstanding to ETG. In 2002, ETG billed the Company $1,899,000 for services rendered and to reimburse ETG for expenses incurred on behalf of Energy Ventures during the year. In 2002, the Company recorded sales of approximately $470,000 related to equipment leases and parts sales to ETG.

   Mr. Grijalva, who is Chairman of the Board and a member of the Compensation Committee, served as interim President and Chief Financial Officer from August 2 to August 19, 2002, but did not receive additional compensation for such interim service.

Compensation of Directors

   For fiscal year 2002, the Compensation Committee approved cash compensation for the directors (other than Victor Grijalva and Chad Deaton) in the annual amount of $30,000 (payable in four equal quarterly installments) plus the reimbursement of expenses incurred for attendance at the meetings of the Board and its committees. Melvyn Klein declined receipt of the directors' fee for the first and second quarters of fiscal year 2002. In addition, on May 14, 2002, each director (other than Victor Grijalva and Chad Deaton) was granted options to purchase 6,185 shares of the Common Stock at a price of $14.55 per share, the market closing price on the grant date. Such options vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Mr. O'Connor, as retired Chairman of the Board, is also provided with medical benefits at the employee rate.

   In lieu of the amounts paid to directors described above, Victor Grijalva receives $150,000 per year (payable in four equal quarterly installments) as a fee for his services as Chairman of the Board of Directors. When Mr. Grijalva was appointed Chairman on March 18, 2002, he was granted options to purchase 75,000 shares of the Common Stock at a price of $17.25 per share, the market closing price on the grant date. These options will vest 33.3% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). On December 10, 2002, Mr. Grijalva was granted options to purchase 50,000 shares of the Common Stock at a price of $9.81 per share, the market closing price on the grant date. These options vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Mr. Grijalva also served as interim Chief Executive Officer from August 2 to August 19, 2002, but received no additional compensation for such interim service.

   Chad Deaton receives compensation for his services as an executive officer of the Company. Mr. Deaton does not receive additional compensation for his services as a director of the Company.

   Mr. Goldberg resigned as Chief Financial Officer in February 2002 and resigned as Vice Chairman of the Board and as a member of the Board in August 2002. Mr. Goldberg received compensation from the Company in the form of stock options for his service as Chief Financial Officer and Vice Chairman of the Board. The Company reimbursed GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf. Pursuant to an agreement with GKH Partners, which provides for compensation to GKH Partners for services, including Mr. Goldberg's services as Chief Financial Officer, the Company paid a management fee of $45,000 per month from November 2001 until the agreement terminated in February 2002.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of March 31, 2003, the beneficial ownership of the Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock ("5% Stockholders"), (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing on page 14 of this Proxy Statement, and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of March 31, 2003, 80,589,713 shares of the Common Stock were issued and outstanding. Except as otherwise noted, information on the 5% Stockholders is based upon statements that have been filed with the Securities and Exchange Commission pursuant to Section 13(d) or
Section 13(g) under the Securities Exchange Act of 1934. All share numbers and per share amounts in this Proxy Statement have been adjusted to reflect the Company's two-for-one stock split in June 2000.

                                                                       Number of Shares     Approximate
                                Name                                  Beneficially Owned  Percent of Class
                                ----                                  ------------------  ----------------
Melvyn N. Klein......................................................     8,710,988  (1)        10.8%
 Wells Fargo Tower, Suite 1940
 615 North Upper Broadway
 Corpus Christi, Texas 78477
GKH Investments, L.P.................................................       7,972,526            9.9%
 200 West Madison
 Chicago, Illinois 60606
GKH Partners, L.P....................................................       302,269  (2)           *
 200 West Madison
 Chicago, Illinois 60606
Schlumberger Limited.................................................     8,707,693  (3)        10.8%
 153 East 53rd Street, 57th Floor
 New York, New York 10022
Camco International, Inc.............................................       6,762,479            8.4%
 153 East 53rd Street, 57th Floor
 New York, New York 10022
Shapiro Capital Management Company, Inc..............................     5,056,959  (4)         6.3%
 3060 Peachtree Road, Suite 1555 N.W.
 Atlanta, Georgia 30305
I. Jon Brumley.......................................................        32,546  (5)           *
Ted Collins, Jr......................................................       342,177  (6)           *
Robert R. Furgason...................................................        16,746  (7)           *
Victor E. Grijalva...................................................        85,000  (8)           *
Gordon T. Hall.......................................................        53,146  (9)           *
Rene Huck............................................................         1,546  (10)          *
Michael A. O'Connor..................................................     1,938,042  (11)        2.3%
Alvin V. Shoemaker...................................................       291,512  (12)          *
Michael J. McGhan....................................................       488,746  (13)          *
Chad C. Deaton.......................................................          15,100              *
John E. Jackson......................................................        33,470  (14)          *
Mark S. Berg.........................................................        33,334  (15)          *
Robert O. Pierce.....................................................       137,168  (16)          *
Peter J. Schreck.....................................................         3,819  (17)          *
All current directors and executive officers as a group (15 persons).    11,697,928  (18)       14.1%

--------
   * Less than one percent

(1) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Klein. Includes (i) 7,972,526 shares of the Common Stock owned by

   GKH Investments, L.P. ("GKH Investments"), (ii) 302,269 shares of the Common Stock owned by GKH Partners, L.P. ("GKH Partners"), as nominee for GKH Private Limited, and (iii) 426,944 shares of the Common Stock owned by JAKK Holding Corp. GKH Partners is the general partner of GKH Investments. Mr. Klein, who is a director of Hanover, is the sole stockholder of JAKK Holding Corp., which is a general partner of GKH Partners. By virtue of his relationship to GKH Partners, Mr. Klein may be deemed to share beneficial ownership of the shares owned by GKH Investments and GKH Partners. Mr. Klein disclaims beneficial ownership of all shares owned by GKH Investments and GKH Partners.

(2) Excludes 7,972,526 shares of the Common Stock owned by GKH Investments. GKH Partners is the general partner of GKH Investments. As the general partner of GKH Investments, GKH Partners may be deemed to be the beneficial owner of stock held by GKH Investments. GKH Partners disclaims such beneficial ownership.

(3) Includes (i) 51,491 shares of the Common Stock owned by Schlumberger Technology Corporation, (ii) 6,762,479 shares of the Common Stock owned by Camco International, Inc., (iii) 1,430,304 shares of the Common Stock owned by Schlumberger Surenco, S.A., (iv) 366,158 shares of the Common Stock owned by Schlumberger Oilfield Holdings, Ltd. and (v) 97,261 shares of the Common Stock owned by Operational Services, Inc. Schlumberger Limited, as the direct or indirect owner of all these entities, may be deemed to beneficially own all 8,707,693 shares of the Common Stock listed above.

(4) Shapiro Capital Management Company, Inc. is an investment adviser under the Investment Advisers Act of 1940. One or more of its advisory clients is the legal owner of the shares reported in the table. Pursuant to the investment advisory agreements with its clients, Shapiro Capital Management has the authority to dispose of the Common Stock. Some of its clients have the right to receive dividends from the securities that Shapiro Capital Management manages; however, no client has an interest relating to more than 5% of the Common Stock. Mr. Shapiro is president, director and majority stockholder of Shapiro Capital Management Company, Inc. By virtue of his relationship with Shapiro Capital Management, he exercises dispositive power over the 5,056,959 shares held by Shapiro Capital Management. Mr. Shapiro, therefore, may be deemed to have indirect beneficial ownership of the 5,056,959 shares held by Shapiro Capital Management. He has no interest in dividends or proceeds from the sale of such shares, owns no such securities for his own account, and disclaims beneficial ownership of all the shares reported by Shapiro Capital Management. Mr. Shapiro may also be deemed the beneficial owner of 75,000 shares owned by his wife.

(5) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Brumley.

(6) Includes shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock warrants (2,095 shares) and stock options (1,546 shares) held by Mr. Collins. Includes 6,000 shares held in trust for the benefit of Mr. Collins' two children. Mr. Collins is the trustee of such trusts. Mr. Collins disclaims beneficial ownership of the 6,000 shares held in trust for his children.

(7) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Dr. Furgason. Includes 400 shares owned by Dr. Furgason's wife. Dr. Furgason disclaims beneficial ownership of the 400 shares owned by his wife.

(8) Includes 25,000 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Grijalva.

(9) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Hall.

(10) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Huck.

(11) Includes 1,383,585 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. O'Connor and 500,000 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by the Michael A. O'Connor and Karen L. O'Connor Foundation. Includes 20,000 shares held in the O'Connor Trust. Excludes 307,145 shares held by Goldman Sachs Exchange Place Fund, L.P., in which Mr. O'Connor has an interest. Mr. O'Connor disclaims beneficial ownership of the shares held by Goldman Sachs Exchange Place Fund, L.P.

(12) Includes 1,546 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Shoemaker. Includes 10,292 shares held by Shoemaker Family Partners L.P. Mr. Shoemaker is associated with Shoemaker Family Partners L.P. and may be deemed a beneficial owner of the shares held by the partnership. Excludes 34,190 shares held by Goldman Sachs Exchange Place Fund, L.P., in which Mr. Shoemaker has an interest. Mr. Shoemaker disclaims beneficial ownership of the shares held by Goldman Sachs Exchange Place Fund, L.P.

(13) Mr. McGhan resigned as President, Chief Executive Officer and director in August 2002. Includes 150 shares of the Common Stock held by Mr. McGhan's wife and 1,200 shares of the Common Stock held by Mr. McGhan's two minor children. Also includes 411,914 shares which are held as collateral by the Company for an outstanding loan with the Company.

(14) Includes (i) 33,334 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Jackson, and (ii) 136 shares held in the Hanover 401(k) Plan as of December 31, 2002.

(15) Includes 33,334 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Berg.

(16) Includes (i) 133,941 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Pierce, (ii) 277 shares held in the Hanover 401(k) Plan as of December 31, 2002, and (iii) 1,476 shares of restricted stock that vest over a four-year period at the rate of 25% per year, beginning on April 22, 2003, the first anniversary of the grant date.

(17) Includes (i) 727 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options held by Mr. Schreck, (ii) 96 shares held in the Hanover 401(k) Plan as of December 31, 2002 and (iii) 996 shares of restricted stock that vest over a four-year period at the rate of 25% per year, beginning on April 22, 2003, the first anniversary of the grant date.

(18) Includes the share ownership of all current Named Executive Officers (as defined below) and directors as reflected above in the table and includes an additional 3,334 shares that can be acquired immediately or within 60 days of March 31, 2003, through the exercise of stock options by an executive officer who is not a Named Executive Officer. Excludes shares held by Mr. McGhan, a former executive officer of the Company.

                     EQUITY COMPENSATION PLAN INFORMATION

   The equity compensation plans and agreements discussed in this section are referred to collectively as the "Equity Compensation Plans." The following table provides information as of December 31, 2002, with respect to shares of the Common Stock that may be issued under the following Equity Compensation Plans of the Company: the 1997 Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, the 1999 Stock Option Plan, and the 2001 Equity Incentive Plan. The Compensation Committee has authority to make future grants under these plans.

   The table also includes information with respect to shares of the Common Stock subject to outstanding options that were granted under (i) the following Equity Compensation Plans adopted prior to the Company's initial public offering in 1997, under which the authority to make additional grants has been terminated: the 1992 Stock Compensation Plan, the Incentive Option Plan, the 1993 Management Stock Option Plan, the Senior Executive Stock Option Plan, the 1995 Employee Stock Option Plan, the 1995 Management Stock Option Plan, the 1996 Employee Stock Option Plan; and (ii) Stock Option Agreements entered into by and between Hanover and the following individuals: Donald M. DeVille, Tom P. McNeil III, Glenn Wind, and Kurt Wind. The plans listed in (i) above are referred to as the "Pre-IPO Plans." The agreements listed in (ii) above are referred to as the "Pre-IPO Agreements."

   The table does not include information about the proposed 2003 Stock Incentive Plan, which is being submitted for stockholder approval at the 2003 Stockholders' Meeting, under which no grants have yet been made.

                                                                                          Number of securities
                                                                                         remaining available for
                                   Number of securities to be Weighted-average exercise   future issuance under
                                    issued upon exercise of     price of outstanding    equity compensation plans
                                      outstanding options,      options, warrants and     (excluding securities
                                      warrants and rights              rights            reflected in column a)
          Plan category                       (a)                        (b)                       (c)
          -------------            -------------------------- ------------------------- -------------------------
Equity compensation plans approved
  by security holders (1).........         2,957,381                   $11.32                          0
Equity compensation plans not
  approved by security holders
  (2)(3)..........................         4,472,719(4)                $ 5.67                    175,929(5)
                                           ---------                                             -------
Total.............................         7,403,100                   $ 8.16                    175,929
                                           =========                                             =======

--------
(1) Composed of the 2001 Equity Incentive Plan and the 1997 Stock Option Plan.

(2) Composed of all of the Equity Compensation Plans except the 2001 Equity Incentive Plan and the 1997 Stock Option Plan (except as discussed in footnote 4 below).

(3) The table does not include information for the Applied Process Solutions Incorporated ("APSI") 1998 Stock Option Plan assumed by Hanover in connection with its acquisition of APSI in May 2000. As of December 31, 2002, a total of 47,908 shares of the Common Stock were issuable upon exercise of outstanding options under the assumed plan. The weighted average exercise price of those outstanding options is $15.72 per share. No additional awards may be granted under the plan.

(4) Includes 315,016 shares of the Common Stock to be issued upon exercise of stock options approved for issuance by the Board of Directors in 1998 under the 1997 Stock Option Plan but were not approved by the Company's security holders.

(5) The Board has determined to terminate any existing authority to make future grants under these plans subject to receipt, at the 2003 Annual Stockholders' Meeting, of approval from the Company's stockholders of the Hanover Compressor Company 2003 Stock Incentive Plan.

   The Equity Compensation Plans that have not been approved by security holders are described below. The Pre-IPO Plans and the 1997 Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option

Plan, and the 1999 Stock Option Plan have the following material features: (i) awards under such plans are limited to stock options and may be made, depending on the terms of each plan, to the Company's officers, directors, employees, advisors and consultants; (ii) unless otherwise set forth in any applicable stock option agreement and depending on the terms of each plan, the stock options vest over a period of up to five years; and (iii) the term of the stock options granted under the plans may not exceed 10 years, except for the 1992 Stock Option Plan under which the term of the stock options may not exceed 15 years. The Pre-IPO Agreements have the following material features: (i) awards under such agreements are limited to stock options and were made to the specific person named in the agreement; (ii) the stock options vest over a period of five years from the date of the agreement; (iii) the term of the stock options granted under the agreements is 10 years; and (iv) no additional grants may be made under these agreements.

   Additional information as of December 31, 2002, about the Equity Compensation Plans that have not been approved by stockholders is provided in the following table.




                                Number of
                                 Shares
    Plan or Agreement Name     Issuable(#)
    ----------------------     -----------
                                                             Number of Shares
                                                               Reserved for                       Shares
                                           Shares Previously     Issuance                        Available
                                            Issued Pursuant  Upon the Exercise                      for
                                            to Stock Option   of Outstanding   Weighted-Average   Future
                                             Exercises(#)    Stock Options(#)  Exercise Price($) Grants(#)
                                           ----------------- ----------------- ----------------- ---------
1992 Stock Compensation Plan..    379,200        257,856           113,760          $ 2.06             *
Incentive Option Plan.........  2,703,064      1,014,891         1,688,172          $ 2.29             *
1993 Management Stock Option
  Plan........................    496,120        221,516           274,604          $ 2.29             *
Senior Executive Stock Option
  Plan........................    816,512        408,256           408,256          $ 2.64             *
1995 Employee Stock Option
  Plan........................    199,694        131,743            67,951          $ 4.75             *
1995 Management Stock Option
  Plan........................     26,332         18,324             7,900          $ 3.48             *
1996 Employee Stock Option
  Plan........................    116,920         18,264            96,484          $ 5.70             *
Donald M. DeVille Stock Option
  Agreement...................     19,908              0            19,908          $ 5.06             *
Tom P. McNeil III Stock Option
  Agreement...................     26,332              0            26,332          $ 6.96             *
Glenn Wind and Kurt Wind Stock
  Option Agreements...........     47,400         19,322            28,078          $0.003             *
1997 Stock Option Plan(1).....    315,016              0           315,016          $ 9.75             0
1998 Stock Option Plan........    520,000         14,173           446,315          $13.40        59,512**
December 9, 1998 Stock Option
  Plan........................    700,000        179,774           443,726          $ 9.75        76,500**
1999 Stock Option Plan........    600,000         23,866           536,217          $11.67        39,917**

--------
* The authority to make future grants under these plans was terminated upon the Company's initial public offering in 1997.
** The Board has determined to terminate the authority to make future grants under these plans subject to receipt at the 2003 Annual Stockholders' Meeting of approval from the Company's stockholders of the Hanover Compressor Company 2003 Stock Incentive Plan.
(1) Represents 315,016 shares of the Common Stock to be issued upon exercise of stock options approved for issuance by the Board of Directors in 1998 under the 1997 Stock Option Plan but were not approved by the Company's security holders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file reports with the Securities and Exchange Commission and the Company disclosing their initial beneficial ownership of the Common Stock and changes in such ownership.

   At the request of the Company's new management, and in connection with recent changes in Section 16(a) reporting requirements that accelerated many filing deadlines to two days, the Company conducted an internal review of the
Section 16(a) filings made by the Company's directors, executive officers and stockholders owning more than 10% of the Common Stock since the Company became a public company in 1997 with the goal of identifying and correcting any filing errors that may exist. As a consequence of the review, certain filing errors with respect to the Company's current directors, executive officers and more than 10% stockholders were identified. In each case, appropriate supplemental filings have been made to correct these errors. These filings are as follows:
Mr. Collins filed one late report with respect to one transaction; Mr. Deaton timely filed a Form 3 but filed a correction thereto on Form 5 to report 100 shares that were not included on the Form 3; Dr. Furgason filed one late report with respect to four transactions; Mr. Huck filed one late report (Form 3); Mr. Klein timely filed a Form 3 but did not describe certain holdings held by GKH Partners, L.P., as nominee for GKH Private Limited, and GKH Investments, L.P. (together "GKH") in that filing, and filed one late report relating to two transactions by GKH that also included the necessary corrections relating to his Form 3; Mr. O'Connor filed two late reports with respect to six transactions; Mr. Shoemaker filed two late reports with respect to three transactions; Mr. Pierce filed his Form 3 one day late and had one other late filing with respect to one transaction; Mr. Schreck timely filed a Form 3 but filed a correction thereto on Form 5 to report 96 shares held in the Company's 401(k) Plan that were not included on the Form 3; GKH Partners, L.P., a beneficial owner of more than 10% of the Common Stock, filed two late reports with respect to two transactions; and a related entity, GKH Investments L.P., filed two late reports, with respect to holdings that were reported only by GKH Partners, L.P. but that should have also been reported on Form 3 by GKH Investments, L.P., as well as two additional transactions.

   The review also determined that, in connection with stock options granted by the Company, each of Messrs. Grijalva, Berg, Jackson and York filed one late report with respect to the option grant.

   In addition, with respect to former executive officers and directors who served during 2002, the review determined that Mr. McGhan filed one late report with respect to one transaction; Mr. Bradford did not file a Form 3 and filed one late report with respect to one transaction; Mr. Erwin did not file a Form 3 and filed one late report with respect to one transaction; and Mr. Goldberg filed one late report with respect to one transaction.

   The Company has implemented a compliance program with respect to the timely filing of Section 16(a) reports. Under the program, each reporting person who is an executive officer or director of the Company must contact the Company's legal department prior to engaging in any transaction in equity securities of the Company. Once contacted, the legal department will assist with the timely filing of all necessary reports. The Company's management believes that its new compliance program as well as heightened awareness of the requirements of
Section 16(a) of the Securities Exchange Act of 1934 will eliminate or significantly reduce filing errors in the future.

                 INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table sets forth certain information with respect to compensation paid by the Company during the past three fiscal years to all persons who held the position of Chief Executive Officer of the Company in 2002, and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                   -                                                                  --------------------------
                                                       Annual Compensation                          Securities
                                             ----------------------------------------  Restricted   Underlying    All Other
                                                                      Other Annual       Stock        Options    Compensation
      Name and Principal Position       Year Salary($) Bonus($)(1) Compensation($)(2) Awards($)(1) (# of Shares)    ($)(3)
                  (a)                   (b)     (c)        (d)            (e)             (f)           (g)          (i)
      ---------------------------       ---- --------- ----------- ------------------ ------------ ------------- ------------
Victor E. Grijalva (4)................. 2002       --         --           --                --       125,000      $112,500
 Chairman of the Board and Former       2001      N/A        N/A          N/A               N/A           N/A           N/A
 President and Chief Executive Officer  2000      N/A        N/A          N/A               N/A           N/A           N/A

Chad C. Deaton (5)..................... 2002 $197,308   $172,175           --                --       200,000      $    300
 President and Chief Executive          2001      N/A        N/A          N/A               N/A           N/A           N/A
 Officer                                2000      N/A        N/A          N/A               N/A           N/A           N/A

Michael J. McGhan (6).................. 2002 $260,000         --           --           $40,000            --      $168,207
 Former President and Chief Executive   2001 $236,538   $ 60,000           --                --            --      $  1,930
 Officer                                2000 $150,000         --           --                --            --      $  2,606

John E. Jackson (7).................... 2002 $281,538   $240,329           --                --       140,000      $211,720
 Senior Vice President and              2001      N/A        N/A          N/A               N/A           N/A           N/A
 Chief Financial Officer                2000      N/A        N/A          N/A               N/A           N/A           N/A

Mark S. Berg (8)....................... 2002 $196,154   $160,000           --                --       140,000      $  1,480
 Senior Vice President, General Counsel 2001      N/A        N/A          N/A               N/A           N/A           N/A
 and Secretary                          2000      N/A        N/A          N/A               N/A           N/A           N/A

Robert O. Pierce (9)................... 2002 $203,846   $130,000           --           $28,000        13,415      $  1,720
 Senior Vice President--                2001 $139,846   $ 42,000           --                --            --      $  9,854
 Manufacturing and Procurement          2000 $107,692   $ 50,000           --                --            --      $ 13,720

Peter G. Schreck (10).................. 2002 $161,250   $ 50,100           --           $19,000         7,275      $  1,625
 Vice President--Treasury and           2001 $135,000   $ 70,000           --                --            --      $ 41,509
 Planning                               2000 $ 44,654   $ 40,000           --                --            --      $ 15,790

--------
(1) Annual bonus amounts represent amounts earned and accrued during 2002, 2001, and 2000, but paid subsequent to the end of the year. The restricted stock awards vest 25% per year beginning on the first anniversary of the grant date. Messrs. Deaton, Jackson and Berg have no restricted stock holdings. Mr. McGhan's unvested restricted stock awards were forfeited upon the termination of his employment with the Company in August 2002. The number and value of the aggregate restricted stock holdings at December 31, 2002, for each of the Named Executive Officers follows: Mr. Pierce (1,476 shares valued at $14,000) and Mr. Schreck (996 shares valued at $9,000). If the Company declares a dividend on shares of the Common Stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested.

(2) In accordance with the rules of the Securities and Exchange Commission, the dollar value of perquisites and other personal benefits of Named Executive Officers would be shown only to the extent that they exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(3) These amounts include other miscellaneous compensation described in the footnotes below for each Named Executive Officer.

(4) Mr. Grijalva served as interim Chief Executive Officer from August 2 to August 19, 2002. The amount set forth under "All Other Compensation" for 2002 reflects his compensation for service as Chairman of the Board. Mr. Grijalva received no additional compensation for his service as interim Chief Executive Officer.

(5) Mr. Deaton joined Hanover in August 2002. The amount set forth under "All Other Compensation" represents the premiums paid by Hanover for group term life and accidental death and disability in the amount of $300.

(6) Mr. McGhan resigned as an executive officer of Hanover in August 2002. The amount set forth under "All Other Compensation" for 2002 includes (i) consideration paid by Hanover of $166,667 for a non-compete/non-solicitation agreement in connection with Mr. McGhan's resignation (see "CERTAIN TRANSACTIONS--Transactions with Former Executive Officers" for a discussion of his Separation Agreement), (ii) $1,000 company match in his account in the Hanover 401(k) Plan, and (iii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $540.

(7) Mr. Jackson joined Hanover in January 2002. The amount set forth under "All Other Compensation" includes (i) a lump sum payment of $210,000 paid upon Mr. Jackson's start date to compensate for bonus compensation and "in the money" options that Mr. Jackson expected to receive from his previous employer had he not accepted a position with Hanover, (ii) $1,000 company match in his account in the Hanover 401(k) Plan, and (iii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $720.

(8) Mr. Berg joined Hanover in May 2002. The amount set forth under "All Other Compensation" includes (i) $1,000 company match in his account in the Hanover 401(k) Plan and (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $480.

(9) The amount set forth under "All Other Compensation" for 2002 includes (i) $1,000 company match in Mr. Pierce's account in the Hanover 401(k) Plan, and (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $720.

(10) Mr. Schreck joined Hanover in September 2000. The amount set forth under "All Other Compensation" for 2002 includes (i) $1,000 company match in Mr. Schreck's account in the Hanover 401(k) Plan, and (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $625.

Option Holdings

   The following table includes information on grants of stock options by the Company during fiscal year 2002 to the Named Executive Officers. Hanover's stock option plans do not provide for the issuance of stock appreciation rights.

                         STOCK OPTIONS GRANTED IN 2002

                                                                    Potential Realizable Value at
                                                                    Assumed Annual Rates of
                                                                    Stock Price Appreciation for
                                  Individual Grants                      Option Term
                   ------------------------------------------------ -----------------------------
                     Number of     Percent of
                     Securities   Total Options Exercise
                     Underlying    Granted To   Price or
                      Options     Employees in    Base   Expiration
       Name        Granted (#)(1)  Fiscal Year   ($/Sh)     Date      5% ($)        10% ($)
       (a)              (b)            (c)        (d)       (e)        (f)            (g)
------------------ -------------- ------------- -------- ----------   ----------     ----------
Victor E. Grijalva     75,000(2)       5.01%     $17.25  03-18-2012 $  813,632     $2,061,904
                       50,000(3)       3.34%     $ 9.81  12-10-2012 $  308,473     $  781,731
Chad C. Deaton....    200,000(3)      13.35%     $ 9.99  08-19-2012 $1,256,531     $3,184,297
Michael J. McGhan.         --            --          --          --         --             --
Mark S. Berg......    100,000(2)       6.68%     $17.32  05-06-2012 $1,089,245     $2,760,362
                       40,000(3)       2.67%     $ 9.81  12-10-2012 $  246,778     $  625,385
John E. Jackson...     50,000(2)       3.34%     $13.98  01-22-2012 $  439,597     $1,114,026
                       50,000(2)       3.34%     $14.55  05-14-2012 $  457,521     $1,159,448
                       40,000(3)       2.67%     $ 9.81  12-10-2012 $  246,778     $  625,385
Robert O. Pierce..     13,415(4)       0.90%     $14.55  05-14-2012 $  122,753     $  311,080
Peter G. Schreck..      7,275(4)       0.49%     $14.55  05-14-2012 $   66,569     $  168,700

--------
(1) These consist of non-qualified options to acquire shares of the Common
    Stock.

(2) These options vest 33.3% per year beginning on the first anniversary of the grant date and are subject to accelerated vesting upon a change of control of the Company. In such event, the Company has agreed to acquire these options by payment of the difference between the price per share of the Common Stock established in the change of control transaction and the exercise price.

(3) These options vest 25% per year beginning on the first anniversary of the grant date and are subject to accelerated vesting upon a change of control of the Company. In such event, the Company has agreed to acquire these options by payment of the difference between the price per share of the Common Stock established in the change of control transaction and the exercise price.

(4) These options vest over a four year period at the rate of 10%, 20%, 30% and 40% on each respective anniversary of the grant date and bear no change of control provisions.

   The following table includes information concerning the stock options exercised by the Named Executive Officers during fiscal year 2002 and the unexercised options held by the Named Executive Officers as of December 31, 2002.

          AGGREGATED OPTION EXERCISES AND 2002 YEAR-END OPTION VALUES

                                                Number of Shares
                                             Underlying Unexercised     Value of Unexercised
                      Shares                       Options at          In-the-Money Options at
                     Acquired                 December 31, 2002(#)     December 31, 2002($)(1)
                        on         Value               (d)                       (e)
       Name        Exercise (#) Realized($) ------------------------- -------------------------
       (a)             (b)          (c)     Exercisable Unexercisable Exercisable Unexercisable
------------------ ------------ ----------- ----------- ------------- ----------- -------------
Victor E. Grijalva        --            --         --      125,000      $     0        $0
Chad C. Deaton....        --            --         --      200,000      $     0        $0
Michael J. McGhan.   944,032(2) $5,601,915         --           --      $     0        $0
Mark S. Berg......        --            --         --      140,000      $     0        $0
John E. Jackson...        --            --         --      140,000      $     0        $0
Robert O. Pierce..        --            --    132,600       13,415      $13,109        $0
Peter G. Schreck..        --            --         --        7,275      $     0        $0

--------
(1) Market value of securities underlying in-the-money positions at the end of fiscal year 2002 (based upon $9.18 per share, the closing price of the Common Stock on the NYSE on December 31, 2002, minus the exercise price).
(2) The net shares of the Common Stock received by Mr. McGhan pursuant to the exercise of these stock options, totaling 411,914 shares, are held by the Company as collateral for his outstanding loan with the Company according to the terms of a Separation Agreement entered into with Mr. McGhan as of August 1, 2002.

                             CERTAIN TRANSACTIONS

Transactions with GKH Entities

   Melvyn N. Klein, a director of the Company, is the sole stockholder of JAKK Holdings Corp., which is a general partner of GKH Partners. GKH Partners is the general partner of GKH Investments. The Company and GKH Partners are parties to a stockholders agreement that provides, among other things, for GKH
Investments' rights of visitation and inspection and the Company's obligation to provide Rule 144A information to prospective transferees of the Common Stock.

   GKH Partners and other stockholders (collectively, the "Holders"), who as of March 31, 2003, together beneficially own approximately 11% of the outstanding Common Stock, are parties to a Third Amended Registration Rights Agreement dated December 5, 1995 (the "GKH Rights Agreement"). The GKH Rights Agreement generally provides that if the Company proposes to register shares of its capital stock or any other securities under the Securities Act of 1933, then upon the request of those Holders owning in the aggregate at least 2.5% of the Common Stock (the "Registrable Securities") then held by all of the Holders, the Company will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters' cutbacks. The Company is required to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the GKH Rights Agreement.

   William S. Goldberg, who was at the time a Managing Director of GKH Partners, acted as Chief Financial Officer of the Company during 2001 and into 2002 and served as Vice Chairman of the Board in 2002. Mr. Goldberg resigned as Chief Financial Officer in February 2002 and resigned as Vice Chairman of the Board and as a member of the Board in August 2002. Mr. Goldberg received compensation from the Company in the form of stock options for his service as Chief Financial Officer and Vice Chairman of the Board. The Company reimbursed GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf.

   Pursuant to an agreement with GKH Partners, which provides for compensation to GKH Partners for services, including Mr. Goldberg's service as Chief Financial Officer, the Company paid a management fee of $45,000 per month from November 2001 until the agreement terminated in February 2002.

   GKH Partners has advised the Company that it is in the process of dissolving and "winding up" its affairs. On November 12, 2002, GKH Partners informed the Company that GKH Partners has advised its limited partners that it is extending the wind-up process of the partnership for an additional twelve months from January 25, 2003 until January 25, 2004. On December 3, 2002, GKH Partners, as nominee for GKH Private Limited, and GKH Investments, advised the Company that they had made a partial distribution of 10,000,000 shares out of a total of 18,274,795 shares held by them to their respective limited and general partners. As part of the wind-up process, GKH Partners and GKH Investments have advised the Company that they may liquidate or distribute substantially all of their respective assets, including the remaining shares of the Common Stock held by them.

Transactions with Schlumberger Entities

   In August 2001, the Company purchased Production Operators Corporation and related assets (the "POI Acquisition") from the Schlumberger Companies (as defined below). Schlumberger Limited (Schlumberger Limited and the Schlumberger Companies, collectively are referred to as "Schlumberger") owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the "Schlumberger Rights Agreement"), between Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the "Schlumberger Companies") and Hanover, Hanover granted to each of the Schlumberger Companies certain registration rights in connection with shares of the Common Stock received by the Schlumberger Companies as consideration in the POI Acquisition (the "Hanover Stock"). The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by Hanover within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the "Registration Period"), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. Hanover is required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies are prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provides that during such three-year period none of the Schlumberger Companies shall, without Hanover's written consent, (i) acquire or propose to acquire, directly or indirectly, greater than twenty-five percent (25%) of the shares of the outstanding Common Stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.

   Schlumberger has the right under the purchase and sale agreement entered into with respect to the POI Acquisition, so long as Schlumberger owns at least 5% of the Common Stock and subject to certain restrictions, to nominate one representative to sit on the Company's Board of Directors. In August 2001, Schlumberger designated Mr. Rene Huck, a Vice President of Schlumberger Limited, as a nominee to serve on the Company's Board of Directors. Schlumberger has advised the Company that it will not designate a nominee for 2003 and thus Mr. Huck will not stand for re-election. For the year ended December 31, 2002, Hanover generated revenues of approximately $6,034,000 in business dealings with Schlumberger. In addition, Hanover made purchases of equipment and services of approximately $7,599,000 from Schlumberger during 2002.

   As part of the purchase and sale agreement entered into with respect to the POI Acquisition, the Company was required to make a payment of up to $58 million plus interest from the proceeds of and due upon the completion of a financing of PIGAP II, a South American joint venture project, a 30% interest in which was acquired by Hanover as part of the POI Acquisition. Because the joint venture failed to execute the financing on or before December 31, 2002, the Company had the right to put its interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by the Company to the joint venture. In January 2003, the Company exercised its right to put its interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of the Company's interest in the joint venture back to Schlumberger is subject to receipt of necessary consents. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture. In light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties agreed to postpone the closing date of the transfer to no later than May 31, 2003.

   In connection with the POI Acquisition, the Company issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the note, interest will accrue at a rate of 2% above the then applicable rate. The note is subordinated to all of the Company's indebtedness other than certain indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the note as long as no default exists or would exist under the Company's other indebtedness as a result of such payment.

   In August 2001, the Company entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of the Company's business objectives. The principal components of the strategic alliance include (1) establishing the Company as Schlumberger's most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger's coordination and cooperation in further developing the Company's international business by placing Hanover personnel in Schlumberger's offices in six top international markets and (3) providing the Company with access to consulting advice and technical assistance in enhancing its field automation capabilities.

Other Related Party Transactions

   In January 2002, Hanover advanced cash of $100,000 to Robert O. Pierce, Senior Vice President-- Manufacturing and Procurement, in return for a promissory note. The note bore interest at 4.0%, matured on September 30, 2002, and was unsecured. On September 18, 2002, the Board of Directors approved the purchase of 30,054 shares of the Common Stock from Mr. Pierce at $9.60 per share for a total of $288,500. The price per share was determined by reference to the closing price quoted on the NYSE on September 18, 2002. The Board of Directors determined to purchase the shares from Mr. Pierce because it was necessary for him to sell shares to timely repay his promissory note with the Company as well as a loan with a third party. The loans matured during a blackout period under the Company's insider trading policy, and therefore Mr. Pierce could not sell such shares in the open market to repay the loans without being in violation of the policy. Mr. Pierce's loan from the Company was repaid in full in September 2002.

   In connection with the restatements announced by the Company in 2002, certain officers and directors have been named as defendants in putative stockholder class actions, stockholder derivative actions and have been involved with the investigation being conducted by the Staff of the Securities and Exchange Commission. Pursuant to the indemnification provisions of the Company's articles of incorporation and bylaws, the Company has advanced legal fees to certain employees, officers and directors involved in these proceedings. In this connection, expenses incurred on behalf of indemnified officers and directors during 2002 total $1,085,000 in the aggregate. Of this amount, $375,000 was incurred on behalf of former director William S. Goldberg; $316,000 was incurred on behalf of former officer Michael J. McGhan; $59,000 on behalf of former officer Charles D. Erwin; and $86,000 on behalf of former officer Joe S. Bradford; $149,000 was incurred on behalf of directors Ted Collins, Jr., Robert R. Furgason, Rene Huck, Melvyn N. Klein, Michael A. O'Connor, and Alvin V. Shoemaker, who were serving during 2001; and $83,000 was incurred on behalf of directors I. Jon Brumley, Victor E. Grijalva, and Gordon
T. Hall.

   See the description of transactions involving Ted Collins, a director of the Company, under "INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD--Compensation Committee Interlocks and Insider Participation."

Employment Arrangements with Management

   Chad C. Deaton. The Company entered into an employment arrangement, effective August 19, 2002, with Mr. Deaton, who serves as the Company's President and Chief Executive Officer. The arrangement provides for Mr. Deaton to receive an annual base salary of $540,000. In addition, Mr. Deaton has the opportunity to receive an annual bonus payment of up to 100% of his annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as the Company's performance. In connection with his agreement to join the Company, Mr. Deaton was granted non-qualified stock options to purchase 200,000 shares of the Common Stock at an exercise price equal to $9.99 per share, the market closing price on the grant date (August 19, 2002). Such options will vest 25% per year beginning on the first anniversary on the grant date (subject to accelerated vesting upon a change of control of the Company).

   If the Company terminates Mr. Deaton within 12 months after a change of control occurs, or during that period Mr. Deaton terminates his employment for good reason, Mr. Deaton would be entitled to a severance payment equal to three times his annual base salary. If the Company terminates Mr. Deaton without cause at any time other than the 12 months following a change of control, Mr. Deaton would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, the Company would reimburse Mr. Deaton for his health insurance premiums for a period of up to eighteen months following his termination. If the Company terminates Mr. Deaton for cause, or Mr. Deaton terminates his employment without good reason, the Company is not obligated to make any severance payments to Mr. Deaton.

   John E. Jackson. The Company entered into an employment arrangement, effective January 22, 2002, with Mr. Jackson, who serves as the Company's Senior Vice President and Chief Financial Officer. The arrangement provides for Mr. Jackson to receive an annual base salary of $300,000. In addition, Mr. Jackson has the opportunity to receive an annual bonus payment of up to 100% of his annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as the Company's performance. Upon Mr. Jackson's employment start date, Mr. Jackson received a lump sum payment of $210,000 to compensate him for his bonus compensation and "in the money" options that Mr. Jackson expected to receive from his previous employer had he not accepted a position with the Company. In connection with his agreement to join the Company, Mr. Jackson was granted non-qualified stock options to purchase 50,000 shares of the Common Stock at an exercise price equal to $13.98 per share, the market closing price on the grant date
(January 22, 2002). Such options will vest 33.33% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company).

   If the Company terminates Mr. Jackson within 12 months after a change of control occurs, or during that period Mr. Jackson terminates his employment for good reason, Mr. Jackson would be entitled to a severance payment equal to one and one-half times the sum of his annual salary and bonus compensation. If the Company terminates Mr. Jackson with cause, or Mr. Jackson terminates his employment without good reason, the Company is not obligated to make any severance payments to Mr. Jackson.

   Mark S. Berg. The Company entered into an employment arrangement, effective May 6, 2002, with Mr. Berg, who serves as the Company's Senior Vice President, General Counsel and Secretary. The arrangement provides for Mr. Berg to receive an annual base salary of $300,000. In addition, Mr. Berg has the opportunity to receive an annual bonus of up to 100% of his annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as the Company's performance. In connection with his agreement to join the Company, Mr. Berg was granted non-qualified stock options to purchase 100,000 shares of the Common Stock at an exercise price equal to $17.32 per share, the closing price on the grant date (May 6, 2002). Such options will vest 33.33% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company).

   If the Company terminates Mr. Berg within 12 months after a change of control occurs, or during that period Mr. Berg terminates his employment for good reason, Mr. Berg would be entitled to a severance payment equal to one and one-half times the sum of his annualized salary and average bonus compensation for the past two years. If the Company terminates Mr. Berg without cause in the absence of a change of control, or Mr. Berg terminates his employment for good reason, Mr. Berg would be entitled to a severance payment equal to one times the sum of his annualized salary and average bonus compensation for the past two years. In both cases, Mr. Berg would be entitled to the continuation of certain health benefits for a period of 18 months following termination. If the Company terminates Mr. Berg with cause, or Mr. Berg terminates his employment without good reason, the Company is not obligated to make any severance payments to Mr. Berg.

   Peter G. Schreck. The Company entered into an employment arrangement, effective September 1, 2000, with Mr. Schreck, who serves as the Company's Vice President - Treasury & Planning. The arrangement initially provided for Mr. Schreck to receive an annual base salary of $135,000. In addition, Mr. Schreck has the opportunity to receive an annual bonus payment of up to 40% of his annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as the Company's performance.

   If the Company terminates Mr. Schreck within 12 months after a change of control occurs, or during that period Mr. Schreck terminates his employment for good reason, Mr. Schreck would be entitled to a severance payment equal to one and one-half times the sum of his annual salary and bonus compensation. If the Company terminates Mr. Schreck with cause, or Mr. Schreck terminates his employment without good reason, the Company is not obligated to make any severance payments to Mr. Schreck.

Transactions with Former Executive Officers

   Michael J. McGhan. Mr. McGhan served as Chief Executive Officer and President of the Company since October 1991 and served as a director of the Company since March 1992. Mr. McGhan also served as an officer and director of certain Hanover subsidiaries during his tenure. Mr. McGhan resigned from all positions held with the Company and its subsidiaries on August 1, 2002.

   In 2001, the Company advanced cash of $2,200,000 to Mr. McGhan, in return for promissory notes. The notes bear interest at 4.88%, mature on April 11, 2006, and are collateralized by personal real estate and shares of Common Stock with full recourse (as of March 31, 2003, 411,914 shares of the Common Stock owned by Mr. McGhan were held by the Company as collateral for these promissory notes). In January 2002, the Company advanced additional cash of $400,000 to Mr. McGhan in return for a promissory note. The note bore interest at 4% and was repaid in full in September 2002. During the fiscal year ended December 31, 2002, the largest aggregate amount outstanding under all of these notes was $2,600,000. At March 31, 2003, $2,193,000 plus accrued interest was outstanding under the notes issued in 2001.

   On July 29, 2002, the Company purchased 147,322 shares of the Common Stock from Mr. McGhan for $8.96 per share for a total of $1,320,000. The price per share was determined by reference to the closing price quoted on the NYSE on July 29, 2002. The Board of Directors determined to purchase the shares from Mr. McGhan because he was subject to a margin call during a blackout period under the Hanover insider trading policy, and therefore could not sell such shares in the open market to cover the margin call without being in violation of the policy.

   On August 1, 2002, the Company entered into a Separation Agreement with Mr. McGhan. The Separation Agreement sets forth a mutual agreement to sever the relationships between Mr. McGhan and Hanover, including the employment relationships of Mr. McGhan with Hanover and its subsidiaries. In the Separation Agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. McGhan to secure repayment of loans owed by Mr. McGhan to Hanover; and (ii) certain waivers and releases by Mr. McGhan. In the Separation Agreement, Mr. McGhan made certain representations as to the status of the outstanding loans payable by Mr. McGhan to Hanover, the documentation for the loans and the enforceability of his obligations under the loan documents. The loans were not modified and must be repaid in accordance with their original terms. In addition, the Separation Agreement provided that Mr. McGhan may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable equity compensation plan under which the options were originally granted. Since the date of the Separation Agreement, Mr. McGhan has exercised all such vested stock options and the net shares from such exercise have been posted as collateral for his outstanding indebtedness to the Company. In addition, Mr. McGhan agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the Separation Agreement for a period of twenty-four months after the effective date of the Separation Agreement. In consideration for this non-compete/non-solicitation provision, Hanover agreed to pay Mr. McGhan $33,333 per month for a period of eighteen months after the effective date of the Separation Agreement.

   Charles D. Erwin. Mr. Erwin served as Chief Operating Officer of the Company since April 2001 and served as Senior Vice President--Sales and Marketing since May 2000. Mr. Erwin resigned from these positions on August 2, 2002. In 2000, the Company advanced $824,087 to Mr. Erwin in return for a promissory note. The note bore interest at prime rate. In May 2002, according to the terms of the original note, the Company forgave $207,382 of such indebtedness (which included $42,565 of accrued interest). During the fiscal year ended December 31, 2002, the largest amount outstanding under the note was $631,800. In December 2002, Mr. Erwin repaid this note in full.

   On August 2, 2002, the Company entered into a Separation Agreement with Mr. Erwin. The Separation Agreement sets forth a mutual agreement to sever the relationships between Mr. Erwin and Hanover, including the employment relationships of Mr. Erwin with Hanover and its subsidiaries. In the Separation Agreement, the parties also documented their understandings with respect to:
(i) the posting of additional collateral by Mr. Erwin to secure repayment of an outstanding loan owed by Mr. Erwin to Hanover; (ii) certain waivers and releases by Mr. Erwin; and (iii) the payment of a reasonable and customary finders fee for certain proposals Mr. Erwin brings to Hanover's attention during the twenty-four month period after the effective date of the Separation Agreement. In the Separation Agreement, Mr. Erwin made certain representations as to the status of an outstanding loan payable by Mr. Erwin to Hanover, the documentation for the loan and the enforceability of his obligations under the loan documents. The loan was not modified and as noted above was repaid in full in December 2002. In addition, the Separation Agreement provides that Mr. Erwin may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable equity compensation plan under which the options were originally issued. Since the date of the Separation Agreement, Mr. Erwin has exercised all such vested stock options. Mr. Erwin's unvested stock options were forfeited as of August 2, 2002. In addition, Mr. Erwin agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the Separation Agreement. In consideration for this non-compete/non-solicitation provision, Hanover agreed to pay Mr. Erwin $20,611 per month for a period of eighteen months after the effective date of the Separation Agreement.

   Joe C. Bradford. In August 2002, the Company's Board of Directors did not reappoint Mr. Bradford to the position of Senior Vice President--Worldwide Operations Development, which he held since May 2000. On September 27, 2002, Mr. Bradford resigned his employment with Hanover. In 2000, the Company advanced $764,961 to Mr. Bradford in return for a promissory note. The note bears interest at prime rate and matures in June 2004. In May 2002, according to the terms of the original note, the Company forgave $192,504 of such indebtedness (which included $39,512 of accrued interest). During the fiscal year ended December 31, 2002, the largest aggregate amount of indebtedness outstanding under this note was $579,845, with a 4.3% weighted average rate of interest as of December 31, 2002. As of March 31, 2003, $535,473, plus accrued interest, was outstanding on this note.

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the Audit Committee for the year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

   The Audit Committee is comprised of three directors who meet the independence standards of the NYSE. The committee operates under a written charter, which was updated and approved by the Board in December 2002. A copy of the charter is attached to this Proxy Statement as Appendix A.

   Management has primary responsibility for the Company's financial statements and the overall financial reporting process, including the Company's system of internal controls. In May 2002, the Audit Committee approved the selection of Deloitte & Touche LLP to conduct a risk assessment within the operational and functional areas of the Company and to create an internal audit plan for the remainder of fiscal year 2002 and for fiscal year 2003. At the 2002 Annual Meeting of Stockholders, upon recommendation of the Audit Committee and the full Board of Directors, PricewaterhouseCoopers LLP was approved by the stockholders to serve as the Company's independent accountants for 2002.

   The Audit Committee met with management periodically during the year to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee also discussed these matters with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the appropriate financial and management personnel at the Company. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the Company's senior management, the process used for making the certifications by the Company's Chief Executive Officer and Chief Financial Officer required by the Sarbanes-Oxley Act of 2002 for certain of the Company's filings with the Securities and Exchange Commission.

   The information provided in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, gives effect to various internal restructuring transactions that the Company and its subsidiaries completed in 1999, 2000 and 2001. As a result of these restructuring transactions, substantially all of the Company's assets and operations are owned or conducted by the Company's principal operating subsidiary, Hanover Compression Limited Partnership and its subsidiaries. In April 2002, the Company restated its financial statements for the year ended December 31, 2000, based upon an investigation that was conducted by the Audit Committee. Subsequent to the April 2002 restatement, a special committee of the Board of Directors, together with the Audit Committee and management, completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by the Company in April 2002. As a result of this investigation, the Company determined with the concurrence of its independent accountants to restate its 2001, 2000 and 1999 financial statements for several transactions, including one that was the subject of the April 2002 restatement. The information provided in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, takes these restatements into account.

   PricewaterhouseCoopers LLP audited the 2002 annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flow of the Company in conformity with generally accepted accounting principles, and was given the opportunity to discuss with the Audit Committee any issues they believed should be raised with the Audit Committee. The Audit Committee reviewed and discussed the 2002 audited financial statements with management.

   Deloitte & Touche LLP has performed internal audit services for the Company during the year ended December 31, 2002. The internal audit services were performed under the supervision of the Audit Committee and the Company, which had responsibility of approving each project, its objectives, and the nature and scope of the procedures to be performed. These projects included a corporate-wide risk assessment, development of the internal audit plan and execution of the internal audit plan at both corporate and branch locations.

   The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. Such matters included, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements.

   The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence in relation to the Company.

   Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the Company's audited consolidated financial statements for the three years ended December 31, 2002, be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. After reviewing the firm's performance and independence from the Company's management, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for 2003.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          I. Jon Brumley, Chair
                                          Gordon T. Hall
                                          Alvin V. Shoemaker

                     REPORT OF THE MANAGEMENT DEVELOPMENT
                          AND COMPENSATION COMMITTEE

   The following is the report of the Management Development and Compensation Committee (the "Compensation Committee") for the fiscal year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

Responsibilities and Membership

   The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee's responsibilities during 2002 included the review and approval of annual base salaries and annual bonuses for all executive officers, approval of awards under, and administration of, the Company's various stock option plans and administration of such other employee benefit plans as may be adopted from time to time by the Company. Membership of the Compensation Committee is set forth on page 5 of this Proxy Statement.

General Compensation Policies

   The Company's compensation program for executive officers currently consists, in general, of three principal components: an annual base salary, an annual cash bonus, and periodic grants of stock options and/or restricted stock awards. These components are designed to attract, motivate and retain highly qualified executive management both by rewarding individual achievement and by providing an opportunity for members of executive management to share in the risks and rewards of the Company's financial performance. The Compensation Committee believes it is important for the Company's compensation program to balance short-term and long-term incentives.

   The Compensation Committee annually establishes each executive officer's base salary, including the Chief Executive Officer's salary, based on its evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The Compensation Committee also determines the annual cash bonus and stock options and/or restricted stock to be awarded to each executive officer, including the Chief Executive Officer. Cash bonuses for 2002 performance were paid in early 2003. The cash bonuses and awards of stock options and/or restricted stock are determined in recognition of a variety of factors, including job responsibilities undertaken and efforts expended on behalf of the Company, contributions to the Company, leadership qualities, and compensation paid to executive officers of competitors (based on the best available data from as many competitor companies as practicable). In determining the compensation of Chad C. Deaton (President and Chief Executive Officer), Mark S. Berg (Senior Vice President, General Counsel and Secretary) and John E. Jackson (Senior Vice President and Chief Financial Officer), each of whom was hired in 2002, the Compensation Committee considered each executive's prior experience, job responsibilities and the market rate for comparable positions. In the selection of and setting the compensation for Messrs. Deaton and Berg, the Board engaged the services of and received recommendations from executive search firms with expertise in executive placement and compensation.

   The Compensation Committee does not apply any particular formula or assign any particular weight to any of the factors it considers in determining an executive's compensation. Instead, the Compensation Committee considers all of these factors together and makes a subjective determination with respect to executive compensation. The annual base salary, cash bonus and stock awards paid or awarded in the last three fiscal years for the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Company's Chief Executive Officer is set forth in summary form in the Summary Compensation Table on page 14 of this Proxy Statement. Pursuant to Securities and Exchange Commission rule, this data is also provided for Michael McGhan, who resigned from his position as director, President and Chief Executive Officer on August 1, 2002, and Mr. Grijalva, the Company's Chairman of the Board, who served as interim President and Chief Executive Officer from August 2 to August 19, 2002. Mr. Grijalva received no additional compensation for such interim service.

Stock Ownership

   Although the Company has not adopted stock ownership guidelines, the Compensation Committee believes that it is important that the executive officers of the Company hold equity positions in the Company in order to align their financial incentives with the Company's performance. In addition, because of the nature of the Company's operations, the Company's management believes, and the Compensation Committee agrees, that it is important that stock options be granted to executive officers as well as to certain other employees so that the long-term interests of its executive officers and such employees are aligned with those of its stockholders.

   Prior to its initial public offering, which was consummated on July 1, 1997, the Company had adopted and maintained several stock option plans pursuant to which options to purchase shares of the Common Stock had been granted to executive officers and other employees of the Company. All options awarded and outstanding under such plans as of June 30, 1997, became fully vested and exercisable, and such plans were terminated as to future grants upon consummation of the Company's initial public offering.

   Since the Company's initial public offering, the Board of Directors has adopted the 1997 Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2001 Equity Incentive Plan (collectively, the "Plans"). The Plans permit the Committee to issue options and, with respect to the 2001 Equity Incentive Plan only, restricted stock awards, to executive officers and employees. The Plans are administered by the Compensation Committee. The Board is recommending that the stockholders of the Company approve the Hanover Compressor Company 2003 Stock Incentive Plan (Proposal 3) at the 2003 Annual Meeting of Stockholders. Upon stockholder approval of the 2003 Stock Incentive Plan, the Board has determined to terminate the authority to make future grants under all existing equity plans except for those that have been approved by the Company's stockholders.

CEO Compensation

   On August 19, 2002, the Board of Directors elected Chad C. Deaton to the Board of Directors and President and Chief Executive Officer of the Company. The Compensation Committee determined to enter into an employment arrangement with Mr. Deaton which provides for an annual base salary of $540,000 and an opportunity to receive an annual bonus payment of up to 100% of his annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as the Company's performance. The agreement further provides for a grant of non-qualified stock options to purchase 200,000 shares of the Common Stock at an exercise price equal to $9.99 per share, the market closing price on August 19, 2002, the date of grant. These options will vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). The agreement also provides that if the Company terminates Mr. Deaton within 12 months after a change of control occurs, or during that period Mr. Deaton terminates his employment for good reason, he would be entitled to a severance payment equal to three times his annual base salary. If the Company terminates Mr. Deaton without cause at any time other than the 12 months following a change of control, Mr. Deaton would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, the agreement provides that the Company would reimburse Mr. Deaton for his health insurance premiums for a period of up to eighteen months. If the Company were to terminate Mr. Deaton with cause, or Mr. Deaton terminates his employment without good reason, the Company would not be obligated to make any severance payments to Mr. Deaton. In setting the terms of Mr. Deaton's employment agreement, the Compensation Committee considered Mr. Deaton's considerable industry experience, the job responsibilities incident to the position of President and Chief Executive Officer and the market rate compensation for similar positions.

   Since Mr. Deaton is a new employee, the Company's past performance was not a factor in determining the terms of his employment agreement. In December 2002, the Compensation Committee determined to award Mr. Deaton a bonus of $172,125 in recognition of Mr. Deaton's performance. Since he recently joined the Company, the Compensation Committee did not apply any particular weight to any of the above-described factors in determining Mr. Deaton's compensation and bonus award for 2002. Instead, the Compensation Committee considered all of these factors together and made a subjective determination with respect to this compensation.

   With respect to Mr. McGhan, after consideration of Mr. McGhan's performance and contribution in the previous year and competitive pay practices, the Compensation Committee determined not to change Mr. McGhan's base salary in 2002. After consideration of a variety of factors, including job responsibilities undertaken and efforts expended on behalf of the Company, contributions to the Company, and compensation paid to executive officers of competitors (based on the best available data from as many competitor companies as practicable), the Compensation Committee awarded Mr. McGhan 40,000 shares of restricted stock in March 2002. This award was to vest 25% per year beginning on the first anniversary of the date of grant. In setting the amount of the award, the Company's performance was not a major factor. The Compensation Committee believed that since the amount Mr. McGhan would ultimately receive with respect to the award would be based upon the performance of the Common Stock, the award sufficiently aligned Mr. McGhan's interest with improving Company performance and with the interests of the Company's stockholders. The Compensation Committee did not apply any particular formula or assign any particular weight to any of the above-described factors in making its determination with respect to Mr. McGhan's base salary or restricted stock award. Instead, the Compensation Committee considered all of these factors together and made a subjective determination with respect to his compensation. Pursuant to the terms of the plan under which it was awarded, the restricted stock award described above was forfeited by Mr. McGhan on his date of resignation.

Compliance with Section 162(m)

   As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public corporations for compensation in excess of $1 million for any fiscal year paid to any of the Named Executive Officers. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee has reviewed this provision and has concluded that the Company is not currently impacted by Section 162(m) because compensation paid to any executive officer does not currently exceed $1 million. Accordingly, no changes to any of the compensation plans are contemplated at this time. However, to the extent necessary in the future, the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          Submitted by the Management
                                            Development and
                                          Compensation Committee of the Board
                                            of Directors

                                          Robert R. Furgason, Chair
                                          Ted Collins, Jr.
                                          Gordon T. Hall
                                          Alvin V. Shoemaker (with respect to
                                            matters determined while he served
                                            on the Compensation Committee)

                               PERFORMANCE GRAPH

   The performance graph below shows the cumulative total stockholder return on the Common Stock compared to the S&P 500 Composite Stock Price Index (the "S&P 500 Index"), the Russell 2000 Index, and the Oilfield Service Index (the "OSX") over the five-year period beginning December 31, 1997. Hanover is introducing the OSX to its performance graph, and will not include the Russell 2000 Index in its performance graph on a going forward basis. Management believes the OSX reflects a more comparable mix of companies for purposes of an evaluation of the Company's performance.

   The results are based on an investment of $100 in each of the Common Stock, the S&P 500 Index, the Russell 2000 Index, and the OSX. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits.

                                    [CHART]


               Hanover           S&P 500      Russell 2000         OSX
              ---------         ---------    -------------     -----------
12/31/97       $100.00           $100.00         $100.00         $100.00
03/31/98       $122.30           $113.90         $110.30          $96.10
06/30/98       $132.40           $117.70         $105.30          $78.50
09/30/98       $118.40           $106.00          $84.00          $51.30
12/31/98       $125.70           $128.50          $97.70          $45.40
03/31/99       $129.70           $134.90          $92.40          $59.80
06/30/99       $157.20           $144.40         $106.80          $69.60
09/30/99       $155.70           $135.40         $100.00          $67.10
12/31/99       $184.70           $155.50         $118.60          $76.20
03/31/00       $278.30           $159.10         $127.00         $102.20
06/30/00       $371.90           $154.80         $122.20         $106.80
09/29/00       $322.30           $153.30         $123.60         $118.10
12/29/00       $436.10           $141.40         $115.10         $111.00
03/30/01       $310.20           $124.60         $107.60         $102.10
06/29/01       $323.80           $131.90         $122.90          $88.70
09/28/01       $211.80           $112.60          $97.60          $58.40
12/31/01       $247.20           $124.60         $118.20          $77.90
03/29/02       $176.10           $125.00         $122.90          $91.70
06/28/02       $132.10           $108.30         $112.60          $82.20
09/30/02        $81.20            $89.60          $88.50          $68.50
12/31/02        $89.80            $97.20          $94.00          $78.00



   There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the performance graph. Hanover does not make or endorse any predictions as to the future performance of its stock. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

                             OVERVIEW OF PROPOSALS

   This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of nine directors to the Company's Board of Directors. Proposal 2 requests ratification of the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2003. Proposal 3 requests approval of the Hanover Compressor Company 2003 Stock Incentive Plan. Each of the proposals is discussed in more detail in the pages that follow.

                             ELECTION OF DIRECTORS
                           Proposal 1 on Proxy Card

   At the 2003 Stockholders' Meeting, nine directors are to be elected to the Board of Directors, to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The Board of Directors has nominated, and unless otherwise directed by stockholders in their proxy card, it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below. Each nominee has consented to serve as a director if elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

   The Board's nine nominees for election at the 2003 Stockholders' Meeting are
I. Jon Brumley, Ted Collins, Jr., Chad C. Deaton, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, Melvyn N. Klein, Michael A. O'Connor, and Alvin V. Shoemaker.

Required Vote For Election of Directors

   The affirmative vote of the holders of a plurality of the Common Stock present in person or by proxy and entitled to vote at the 2003 Stockholders' Meeting at which a quorum is present is required to approve the election of the above-named nominees.

   The Board of Directors recommends that stockholders vote FOR re-election of
I. Jon Brumley, Ted Collins, Jr., Chad C. Deaton, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, Melvyn N. Klein, Michael A. O'Connor, and Alvin V. Shoemaker.

           RATIFICATION OF REAPPOINTMENT OF INDEPENDENT ACCOUNTANTS
                           Proposal 2 on Proxy Card

   The Company intends to engage PricewaterhouseCoopers LLP to audit the Company's financial statements for fiscal year 2003. PricewaterhouseCoopers LLP audited the Company's financial statements for fiscal year 2002 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee and the Board of Directors.

   A representative of PricewaterhouseCoopers LLP is expected to attend the 2003 Stockholders' Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Fees Paid to the Independent Accountants

   Audit Fees. The aggregate fees for the audit of the Company's 2002 consolidated financial statements and review of its quarterly financial information were $1,683,500. This amount includes fees related to the restatement of the Company's 1999, 2000, and 2001 financial statements.

   Financial Information Systems Design and Implementation Fees. No financial information systems design and implementation services were rendered to the Company by PricewaterhouseCoopers LLP in fiscal year 2002.

   All Other Fees. The Company paid an aggregate of $1,877,000 to PricewaterhouseCoopers LLP for other professional services rendered in fiscal year 2002. These services rendered by PricewaterhouseCoopers LLP consisted of:
$1,253,000 for tax planning and compliance services, $13,000 for accounting consultations, $103,000 for statutory audits, $492,000 for security offerings and related registration statements, and $16,000 for the audit of benefit plans.

   The Audit Committee of the Board of Directors considered the services listed above to be compatible with maintaining PricewaterhouseCoopers LLP's independence.

Required Vote for Ratification of Reappointment of Independent Accountants

   The affirmative vote of the holders of a majority of the Common Stock represented at the 2003 Stockholders' Meeting at which a quorum is present is required to ratify the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

   Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by the Company's charter or bylaws. The Company's directors are requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the directors in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

   The Board of Directors recommends that the stockholders vote FOR ratification of the reappointment of PricewaterhouseCoopers LLP.

                    APPROVAL OF HANOVER COMPRESSOR COMPANY
                           2003 STOCK INCENTIVE PLAN
                           Proposal 3 on Proxy Card

   At the 2003 Stockholders' Meeting, the stockholders will be asked to approve the adoption of the Hanover Compressor Company 2003 Stock Incentive Plan (the "2003 Plan"), a copy of which is attached hereto as Appendix B.

   The Board of Directors unanimously adopted the 2003 Plan on March 24, 2003, subject to stockholder approval at the 2003 Stockholders' Meeting. Upon stockholder approval of the 2003 Plan, the Board has determined to terminate the authority to make future grants under all existing equity plans except for those that have been approved by the Company's stockholders. If the 2003 Plan is not approved by the stockholders of the Company, then no awards will be granted under the 2003 Plan. Since the Company's directors and executive officers are eligible to receive awards under the 2003 Plan, such directors and executive officers may be considered to have an interest in the approval of the 2003 Plan.

   The 2003 Plan is designed to enable the Company and its affiliates to provide a means to attract and retain highly qualified directors and employees by providing such individuals with incentive and reward opportunities through a program whereby those individuals can acquire and maintain stock ownership. Accordingly, the 2003 Plan provides for discretionary grants of (a) stock options ("Options") to purchase shares of the Common Stock, (b) shares of the Common Stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances and any other restrictions determined by the Compensation Committee on the date of grant ("Restricted Stock"), and (c) cash denominated awards (payable in cash and/or shares of the Common Stock), that may be earned based on the satisfaction of various performance measures ("Performance Awards").

   Below is a summary of the terms of the 2003 Plan that is qualified in its entirety by reference to the full text of the 2003 Plan, which is attached to this Proxy Statement as Appendix B. No benefits or amounts have been granted, awarded or received under the 2003 Plan. Since awards under the 2003 Plan are discretionary, no awards are determinable at this time. As soon as practicable following stockholder approval of the 2003 Plan, the Company intends to register the shares issuable pursuant to the plan under the Securities Act of 1933.

Number of Shares Subject to the 2003 Plan and Award Limits

   The aggregate maximum number of shares of the Common Stock that may be issued under the 2003 Plan will be three million shares. The maximum number of shares of the Common Stock that may be subject to Options and Restricted Stock awards granted to any one individual during any year may not exceed five hundred thousand shares of the Common Stock with respect to each type of award. Both limits are subject to adjustment in the event of certain changes in the capitalization of the Company. The maximum amount of compensation that may be paid to any one individual during any calendar year under all Performance Awards (including the fair market value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to such individual may not exceed three million dollars. As of April 4, 2003, the closing price of the Common Stock as quoted on the NYSE was $7.05.

Administration

   The 2003 Plan will be administered by the Compensation Committee, which will have full authority, subject to the terms of the 2003 Plan, to establish rules and regulations for the proper administration of the 2003 Plan, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards. The Compensation Committee may delegate to an officer of the Company the authority to issue awards to employees who are not executive officers.

Eligibility

   All employees of the Company and its affiliates and all non-employee directors of the Company are eligible to participate in the 2003 Plan. As of December 31, 2002, approximately 4,700 employees and 8 non-employee directors were potentially eligible to participate in the 2003 Plan.

Term of 2003 Plan

   Assuming the stockholders approve the 2003 Plan at the 2003 Stockholders' Meeting, the 2003 Plan will have become effective as of March 24, 2003. No further awards may be granted under the 2003 Plan after March 24, 2013, and the 2003 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. The Board in its discretion may terminate the 2003 Plan at any time with respect to any shares of Common Stock for awards not yet granted.

Options

   The term of each Option shall be as specified in an option agreement, notice or certificate, but in any case may not exceed a period of ten years. Each Option shall be evidenced by an option agreement in such form and containing such provisions consistent with the provisions of the 2003 Plan. An option agreement, notice or certificate, may provide for the payment of the option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of the Common Stock (plus cash if necessary) having a fair market value equal to such option price, provided such shares have been owned for more than six months by the holder of the Option, a "cashless broker exercise" of the Option through procedures established or approved by the Compensation Committee with respect thereto, or any combination of the foregoing or any other manner approved by the Compensation Committee. Further, an option agreement, notice or certificate may provide, in the sole discretion of the Compensation Committee, for the surrender of the right to purchase shares of the Common Stock under the Option in return for a payment in cash or shares of the Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor, on such terms and conditions as the Compensation Committee in its sole discretion may prescribe.

   The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Compensation Committee but, subject to adjustment in certain circumstances, such purchase price may not be less than the fair market value of a share of the Common Stock on the date such Option is granted.

Corporate Change and Other Adjustments

   The 2003 Plan provides that, upon a Corporate Change, such as a sale of all of the Company's assets, a merger or dissolution of the Company, certain corporate changes of control or other events, all as defined and described in the 2003 Plan, the Compensation Committee may accelerate the vesting of awards, cancel awards and cause the Company to make payments in respect thereof in cash, or adjust the outstanding awards, as appropriate to reflect such Corporate Change.

Amendments

   The Board of Directors may amend, suspend, or terminate the 2003 Plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or cancel or replace any outstanding option contract with an Option having a lower option price.

Federal Income Tax Aspects of the 2003 Plan

   Incentive Stock Options. Subject to special alternative minimum tax rules, no federal income tax is imposed on the optionee upon the grant or the exercise of an Option that qualifies as an incentive stock option ("ISO") under section 422 of the Internal Revenue Code (the "Code"). If the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the Option was granted or within the one-year period beginning on the date the Option was exercised (collectively, the "Holding Period"), any appreciation of the shares above the exercise price should constitute capital gain. However, if an optionee disposes of shares of the Common Stock prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

   Non-statutory Stock Options and Stock Appreciation Rights. No federal income tax is imposed on the optionee upon the grant of an Option that is not an ISO (a "Non-statutory Stock Option"), whether or not the Non-statutory Stock Option includes a stock appreciation right. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock received at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee.

   Restricted Stock. In general, the recipient of a Restricted Stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the Common Stock subject to the award lapses, the holder will be treated as having received compensation taxable as ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid.

   Performance Awards. An individual who has been granted a Performance Award generally will not be treated as having received taxable income at the time of grant, but will be treated as having received compensation taxable as ordinary income at the time the award becomes vested and paid.

   Company Tax Deduction. Subject to section 162(m) of the Code, the Company will generally be entitled to a tax deduction with respect to an award at the time, and in the same amount, that the participant is treated as having received compensation as described above with respect to the award, provided the Company complies with applicable reporting requirements with respect to the compensation.

   Section 162(m) of the Code. Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on section 162(m) of the Code and the regulations issued thereunder, the Company's ability to deduct compensation income generated in connection with the exercise of Options granted under the 2003 Plan should not be limited by section 162(m) of the Code. Further, the Company believes that compensation income generated in connection with Restricted Stock or Performance Awards granted under the 2003 Plan generally should not be limited by section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance targets established for such grants. The 2003 Plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these awards. The performance targets will be based on one or more of the following: (1) the price of a share of the Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Compensation Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Compensation Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Compensation Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Compensation Committee, (9) the earnings before or after interest (leasing expense), taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Compensation Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, or (12) the total stockholders' return achieved by the Company, or (13) any combination of the foregoing. However, compensation expense deductions relating to Restricted Stock awards or Performance Awards will be subject to the section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control, death, disability or vesting based upon continued service with the Company). The income generated in connection with all options, if any, granted under the 2003 Plan by the officer to whom the Compensation Committee has delegated this power will not qualify as performance-based compensation and, accordingly, the Company's deduction for such compensation may be limited by section 162(m) of the Code.

   The 2003 Plan is not qualified under section 401(a) of the Code.

   The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2003 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2003 Plan or award recipients.

Inapplicability of ERISA

   Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote for Approval of 2003 Plan

   The affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting of Stockholders at which a quorum is present is required for the approval of the 2003 Plan; provided that the total votes cast on the proposal must represent over 50 percent of all voting stock entitled to vote on the proposal.

   Stockholder approval of the 2003 Plan is required for listing of the shares for trading on the NYSE and as a condition to the effectiveness of the 2003 Plan. Stockholder approval is also required so that incentive stock options under the 2003 Plan will qualify under section 422 of the Code and so that certain awards under the 2003 Plan will qualify as performance-based compensation under section 162(m) of the Code.

   The Board of Directors recommends that the stockholders vote FOR approval of the Hanover Compressor Company 2003 Stock Incentive Plan.

                              GENERAL INFORMATION

2004 Annual Meeting Of Stockholders

   Any proposals of stockholders that are intended for inclusion in the Company's Proxy Statement for its 2004 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 17, 2003. Notice of a stockholder proposal submitted for consideration at the 2004 Annual Meeting but not for inclusion in the Company's Proxy Statement must be received no later than March 1, 2004. If a stockholder proposal is received by the Company after March 1, 2004, the Company's proxy for the 2004 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2004 Annual Meeting. Stockholder proposals must be in writing and delivered to the Company's principal executive offices at 12001 North Houston Rosslyn, Houston, Texas 77086 Attention: Corporate Secretary.

Annual Reports

   The Company's 2002 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to the Company's stockholders with this Proxy Statement. The Company agrees to provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the Company's annual report on Form 10-K for the year ended December 31, 2002. Please direct any such requests to the attention of the Corporate Secretary, Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086 or by telephone at (281) 405-5175. Such document is also readily available at the website of the Securities and Exchange Commission, which can be found at http://www.sec.gov.

                                                                     Appendix A

                            Audit Committee Charter

   The Board of Directors of Hanover Compressor Company recognizes the critical need to ensure the accuracy and completeness of the financial statements and reports of the Company in preserving the integrity of the public markets for the Company's securities. To this end, the Board seeks to empower the audit committee with sufficient authority and responsibility to achieve these goals and the other purposes set forth in this charter.

Composition

   The audit committee of the Board of Directors of Hanover Compressor Company shall consist of a minimum of three Directors. Members of the committee shall be appointed by the independent members of the Board of Directors upon the recommendation of the nominating and corporate governance committee and may be removed by the Board of Directors in its discretion.

   All members of the committee shall, as soon as practicable and no later than the applicable effective dates: be "independent" as defined under applicable law, regulation and by the New York Stock Exchange; be "financially literate" and satisfy any additional standards (other than independence) which may be imposed by the New York Stock Exchange or other law or regulation; and have sufficient financial experience and ability to enable them to discharge their responsibilities. In addition, at least one member shall, under the timeframe required by the New York Stock Exchange and the Securities and Exchange Commission, be a "financial expert" as defined by the New York Stock Exchange and the Securities and Exchange Commission. No member of the audit committee may simultaneously serve on the audit committees of more than two other public companies without first obtaining a determination of the Board that such member's service on the audit committee would not be impaired by such simultaneous service.

Purpose

   The primary purposes of the committee shall be to assist the Board in its oversight of: the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, approval of audit and non-audit services, and the performance of the Company's internal audit function. In carrying out these purposes, the committee shall provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and Board of Directors.

Authority and Responsibilities

   The committee shall have the following authority and responsibilities:

      1. To discuss with management and the independent auditor, before filing, the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

      2. To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to the public, analysts and to rating agencies.

      3. To recommend, for stockholder approval, the independent auditor to examine the Company's accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The committee shall have the sole authority to approve all audit engagement fees and terms (including proposed budgets) and the committee, or a member of the committee, must pre-approve any non-audit service provided to the Company by the Company's independent auditor.

      4. To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management's response, and the Company's risk assessment and risk management policies, including the Company's major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

      5. To review the Company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made.

      6. To review and approve the internal audit functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of internal audit staff managers. To the extent that the internal audit function is performed under the direction of a general auditor that is a Company employee, the committee shall ensure that the head of the internal audit department reports directly to the committee, which shall be responsible for reviewing and approving the individual's compensation. To the extent that the internal audit function is outsourced, the committee shall ensure that the engagement is managed under the direction of the committee with applicable fees and costs being approved by the committee.

      7. To review with appropriate individuals the Company's plan for reviewing its internal controls, the Company's disclosure control procedures, the internal system of controls and the results of internal audits, including any material weaknesses or significant deficiencies found and management's response and corrective actions implemented.

      8. To obtain and review at least annually a report from the independent auditor describing: the auditing firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm and any steps taken to deal with any such issues. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the Company.

      9. To prepare and publish an annual committee report in the Company's proxy statement. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

     10. To set policies for the hiring of employees or former employees of the Company's independent auditor.

     11. To review all Director and officer questionnaires and all transactions or relationships between the Company and any Director, officer or stockholder owning more than 5% of the Company's stock (including any family members of the foregoing), to make recommendations to the Board of Directors as to whether any such transactions or relationships should continue, and to assure that all such transactions and relationships are appropriately disclosed in the Company's Securities and Exchange Commission filings.

     12. To establish procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     13. To evaluate and take appropriate action with respect to information provided by the CEO and CFO in connection with their certifications under Section 302 of the Sarbanes-Oxley Act of 2002.

Access

   The committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the Company's independent auditors.

Outside Advisors

   The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

Reporting and Evaluation

   The committee shall report its recommendations to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

                                                                     Appendix B

                          HANOVER COMPRESSOR COMPANY

                           2003 STOCK INCENTIVE PLAN

                                  I.  PURPOSE

   The purpose of the HANOVER COMPRESSOR COMPANY 2003 STOCK INCENTIVE PLAN is to provide a means through which HANOVER COMPRESSOR COMPANY, a Delaware corporation, and its Affiliates may attract highly qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Options, Restricted Stock Awards, and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as provided herein.

                               II.  DEFINITIONS

   The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

   (a) "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

   (b) "Award" means, individually or collectively, any Option, Restricted Stock Award or Performance Award.

   (c)  "Board" means the Board of Directors of the Company.

   (d) "Cause" means (i) the commission by such Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of such Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board in the case of executive officers of the Company;
(iv) willful misconduct as an Employee of the Company or an Affiliate; (v) the willful failure of such Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee.

   (e) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

   (f) "Committee" means the Management Development and Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan.

   (g) "Common Stock" means the common stock, par value $.001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph X.

   (h)  "Company" means Hanover Compressor Company, a Delaware corporation.

   (i) "Corporate Change" shall have the meaning assigned to such term in Paragraph X(c) of the Plan.

   (j) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

   (k) "Disability" means being entitled to long-term disability benefits under the Company's long-term disability plan.

   (l) An "Employee" means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, Participants employed by such entity shall be deemed to have terminated their employment with the Company and its Affiliates and shall cease to be Employees under the Plan.

   (m) "Fair Market Value" means, as of any specified date, the closing sales price of the Common Stock reported (i) on the New York Stock Exchange composite tape on that date or (ii) if the Common Stock is listed on any other national stock exchange, reported on the stock exchange composite tape on that date (or, in either case, such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

   (n) "Incentive Stock Option" means an incentive stock option within the meaning of section 422 of the Code.

   (o)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

   (p) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

   (q) "Option Agreement" means an agreement, notice or certificate setting forth the terms of a Participant's rights with respect to an Option.

   (r) "Participant" means an Employee or Director who has been granted an Award.

   (s) "Performance Award" means an Award granted under Paragraph IX of the Plan.

   (t) "Performance Award Agreement" means an agreement, notice or certificate setting forth the terms of a Participant's rights with respect to a Performance Award.

   (u) "Plan" means the Hanover Compressor Company 2003 Stock Incentive Plan, as amended from time to time.

   (v) "Restricted Stock" means an Award granted under Paragraph VII of the Plan.

   (w) "Restricted Stock Agreement" means an agreement, notice or certificate setting forth a Participant's rights with respect to a Restricted Stock Award.

   (x) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

   (y) "Retirement" means a Termination of Service, other than due to Cause or death, on or after the Participant's reaching (i) age 65 or (ii) age 55 and terminating with the written consent of the Committee.

   (z) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

   (aa) "Termination of Service" means a Participant ceases to be an Employee and/or a Director, as the case may be. A Participant who is both a Director and an Employee and ceases to be one, but not the other, shall not have a Termination of Service until the Participant also ceases to be the other.

                 III.  EFFECTIVE DATE AND DURATION OF THE PLAN

   The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan, no Option shall be exercisable and no Performance Award or Restricted Stock Award shall vest or become satisfiable prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards have been satisfied or expired.

                              IV.  ADMINISTRATION

   (a) Composition of Committee. The Plan shall be administered by the Committee; provided, however, Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more "Non-Employee Directors" as defined in Rule 16b-3.

   (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option or Restricted Stock Award and the value of each Performance Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company's success and such other factors as the Committee in its sole discretion shall deem relevant.

   (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements, notices or certificates executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement, notice or certificate relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

   (d) Delegation of Powers. The Committee may delegate to one or more officers of the Company the authority to make Option grants to Employees who are not subject to Section 16(b) of the 1934 Act. Such delegation may contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law.

         V.  SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

   (a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options and Restricted Stock Awards granted to any one individual during any calendar year (such limitation shall apply separately to each of those Awards and not to those Awards in the aggregate) may not exceed 500,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding), and the maximum amount of compensation that may be paid to any Participant in any year under all Performance Awards (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) may not exceed three million dollars. The limitations set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code.

   (b) Grant of Awards. The Committee may from time to time grant Awards to one or more Employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

   (c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                               VI.  ELIGIBILITY

   Awards may be granted only to persons who, at the time of grant, are Employees or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, or any combination thereof.

                              VII.  STOCK OPTIONS

   (a) Option Period. Except as otherwise provided in subparagraph (c) below or such shorter term as may be provided in an Option Agreement, each Option shall expire 10 years from its date of grant and, unless provided otherwise in the Option Agreement, shall be subject to earlier termination as follows:
Options, to the extent vested as of the date a Participant incurs a Termination of Service may be exercised only within three months of such date, unless such termination results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant's legal representative, heir or devisee, as the case may be, within two years from the date of the Participant's termination, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing no such termination event shall extend the expiration date of an Option beyond the 10th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Option Agreement.

   (b) Vesting. Unless otherwise provided in a Participant's Option Agreement and subject to the further provisions of the Plan, Options shall vest and become exercisable as to one-fourth of the shares subject to such Option on the first anniversary of the Option's date of grant and with respect to an additional one-fourth of such shares on each subsequent anniversary date thereof until fully vested. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in a Participant's Option Agreement, all unvested Options shall automatically become fully vested upon a Participant's Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant's Termination of Service shall automatically terminate and be canceled unexercised on such date.

   (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by such Participant or the Participant's guardian or legal representative.

   (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Agreement may provide for the payment of the option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price, provided such shares have been owned for more than six months by the Participant, a "cashless broker exercise" of the Option through procedures established or approved by the Committee with respect thereto, or any combination of the foregoing or any other manner approved by the Committee. Further, an Option Agreement may provide, in the sole discretion of the

Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

   (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof and any required withholding taxes shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Option.

   (f) Restrictions on Repricing of Options. Except as provided in Paragraph X, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

   (g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant's name.

   (h)  Options in Substitution for Options Granted by Other
Employers. Options may be granted under the Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

                        VIII.  RESTRICTED STOCK AWARDS

   (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances and any other restrictions determined by the Committee on the date of grant (the "Restrictions"). The Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest (leasing expense), taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, or (12) the total stockholders' return achieved by the Company,

(ii) the Participant's continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Each Restricted Stock Award may have different Restrictions, in the discretion of the Committee.

   (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that
(i) the Participant shall not be entitled to delivery of the stock certificate until the Restrictions have expired, (ii) the Company shall retain custody of the stock until the Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

   (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

   (d) Committee's Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a "covered employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration due to death or disability of the Participant.

   (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

                            IX.  PERFORMANCE AWARDS

   (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

   (b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. With respect to Performance Awards intended to qualify as performance based compensation under
Section 162(m) of the Code, the Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events, including changes in accounting standards required by the Financial Accounting Standards Board after the goal is established. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The Committee may provide that the vesting of the Performance Award may be based upon (i) the attainment of performance measures based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee,
(9) the earnings before or after interest (leasing expense), taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, (12) the total stockholders' return achieved by the Company, or (13) a combination of any of the foregoing, (ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iii) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

   (c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant's Performance Award during the performance period.

   (d) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.

   (e) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Director at all times during the applicable performance period, except as set forth in the Performance Award Agreement or as otherwise may be determined by the Committee.

   (f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

                    X.   RECAPITALIZATION OR REORGANIZATION

   (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

   (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

   (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than to an entity wholly owned, directly or indirectly, by the Company), (ii) there is consummated a merger, consolidation, or other similar business combination involving the Company, other than one in which more than 50% of the total voting power of the surviving entity (or parent entity of the surviving entity) outstanding immediately after such transaction is beneficially owned by the holders of the outstanding voting securities of the Company immediately prior to such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, other than an employee benefit plan maintained solely by the Company and its Affiliates, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), but excluding any such acquisition pursuant to a merger, consolidation or similar business combination involving the Company, or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv) the Committee, acting in its sole discretion without the consent or approval of any Participant, may, except as provided otherwise in an Award Agreement, effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (1) accelerate the time at which Awards then outstanding may be exercised and, with respect to Awards that are not exercisable, accelerate the time at which such Awards become vested and payable, e.g., providing that Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Awards held by such

Participants (irrespective of whether such Awards are then exercisable or vested under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Award over the exercise price(s), if any, under such Awards for such shares, (3) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding), including, without limitation, adjusting an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion or (4) require the mandatory surrender to the Company by all or selected Participants of some or all of their outstanding Awards the vesting or payment of which are subject to the achievement of specified performance criteria as of a date, before, on, or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value of such Award which, in the event the applicable performance or vesting period set forth in such Award agreement has not been completed, may, in the discretion of the Committee, be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

   (d) Change of Control Value. For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows:
(i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph
(d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

   (e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph X, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

   (f) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                  XI.  AMENDMENT AND TERMINATION OF THE PLAN

   The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraph VII(f) or (c) amend this Paragraph XI to delete items (a) or (b).

                              XII.  MISCELLANEOUS

   (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

   (b) No Employment/Membership Rights Conferred. Nothing contained in the Plan or any Award shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

   (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct from a Participant's salary or Award proceeds any taxes required by law to be withheld to enable it to satisfy its withholding.

   (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

   (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Company, in its sole discretion.

   (f) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.


                                                                                                                    Please       [ ]
                                                                                                                    Mark Here
                                                                                                                    for Address
                                                                                                                    Change or
                                                                                                                    Comments
                                                                                                                    SEE REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES, FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS HANOVER COMPRESSOR COMPANY'S
INDEPENDENT ACCOUNTANTS FOR 2003 and FOR APPROVAL OF THE HANOVER COMPRESSOR COMPANY 2003 STOCK INCENTIVE PLAN

                                        WITHHOLD
1. Election of    FOR ALL NOMINEES      AUTHORITY      2. Ratification of Reappointment of     3. Approval of the Hanover Compressor
   Directors         (except as      to vote for all      PricewaterhouseCoopers LLP              Company 2003 Stock Incentive Plan
                  indicated below)      nominees            FOR     AGAINST     ABSTAIN              FOR     AGAINST     ABSTAIN
                        [ ]               [ ]               [ ]       [ ]         [ ]                [ ]       [ ]         [ ]

NOMINEES FOR ONE-YEAR TERM EXPIRING AT
2004 ANNUAL MEETING OF STOCKHOLDERS:
  01 I. Jon Brumley      02 Ted Collins, Jr.       03 Chad C. Deaton                                   MARK HERE IF YOU PLAN TO  [ ]
  04 Robert R. Furgason  05 Victor E. Grijalva     06 Gordon T. Hall                                         ATTEND THE MEETING
  07 Melvyn N. Klein     08 Michael A. O'Connor    09 Alvin V. Shoemaker

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL                                 4. In their discretion, the proxies
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.)                                         are authorized to vote upon such
                                                                                                  other business as may properly
                                                                                                  come before the meeting or at any
                                                                                                  postponement(s) or adjournment(s)
                                                                                                  thereof.

                                                                                               Dated: ________________________, 2003

                                                                                               _____________________________________
                                                                                                            (Signature)

                                                                                               _____________________________________
                                                                                                            (Signature)

                                                                                               Please sign exactly as name appears
                                                                                               on stock certificate(s). Joint owners
                                                                                               should each sign. When signing as
                                                                                               attorney, executor, administrator,
                                                                                               trustee or guardian, please give full
                                                                                               title as such.
------------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

              Internet                                       Telephone                                       Mail
      http://www.eproxy.com/hc                             1-800-435-6710

Use the Internet to vote your proxy.             Use any touch-tone telephone to                      Mark, sign and date
Have your proxy card in hand when                vote your proxy. Have your proxy                       your proxy card
you access the web site. You will                card in hand when you call. You                      and return it in the
be prompted to enter your control       OR       will be prompted to enter your           OR         enclosed postage-paid
number, located in the box below,                control number, located in the                            envelope.
to create and submit an electronic               box below, and then follow the
ballot.                                          directions given.

           If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

                           HANOVER COMPRESSOR COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           HANOVER COMPRESSOR COMPANY

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Victor E. Grijalva and Chad C. Deaton, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 2003 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, May 15, 2003, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and any adjournments or postponements thereof, in accordance with the discretion marked on the reverse side hereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

                               (SEE REVERSE SIDE)

--------------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE